SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SEQUENOM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON              , 2015

TO THE STOCKHOLDERS OF SEQUENOM, INC.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on               , 2015 at 9:00 a.m. local time at the corporate headquarters of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	to elect Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik, Dirk van den Boom and William J. Welch as directors to hold office until the annual meeting of stockholders in 2016;

2.	to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 185,000,000 to 275,000,000 shares;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

4.	to ratify our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.	to conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the annual meeting is April 21, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Kenneth F. Buechler
Chairman of the Board of Directors

San Diego, California

, 2015

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY MAILED TO YOU, OR VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) WILL BE ENCLOSED WITH THE PROXY BEING MAILED TO YOU FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting

Time and Date:	9:00 a.m. local time, on , 2015
Place:	Corporate headquarters located at 3595 John Hopkins Court, San Diego, California 92121
Record Date:	April 21, 2015
Voting:	●	Stockholders as of the record date are entitled to vote.
	●	You can vote over the Internet or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.
	●	See the voting instructions for Internet voting in the Notice of Availability or in the materials sent to you for more information.

Attending the Annual Meeting:	●	In Person: The meeting starts at 9:00 a.m. local time.
	●	You do not need to attend the Annual Meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 9 directors	For each named nominee	[__]
Amendment to our Restated Certificate of Incorporation to increase the authorized number of shares	For	[__]
Advisory vote to approve the compensation of our named executive officers	For	[__]
Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015	For	[__]

Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)
Board Independence	Independent nominees: 6 out of 9 Independent chairman: Kenneth F. Buechler Independent Board committees: All except for Science Committee	[__]
Board Gender Diversity	Female nominees: 2 out of 9	[__]
Board Nominee Tenure	Average tenure of nominees: 4 years	[__]
Director Elections	Annual elections for all directors	[__]
Meeting Attendance	8 of 9 directors attended at least 90% of the total number of meetings of our Board and committees on which the director served in 2014.	[__]
Evaluating and Improving Board Performance	Board evaluations: Annual Committee evaluations: Annual	[__]
Aligning Director and Stockholder Interests	Non-employee director stock ownership guidelines: Yes Non-employee director equity grants: Yes	[__]
Investor Outreach	During 2014 our senior management team gathered feedback from our major stockholders regarding our executive compensation programs.	[__]
Continuing Education	New directors participate in an orientation program and in regular continuing education programs.	[__]

TABLE OF CONTENTS		PAGE

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING		[__]

PROPOSAL 1 — ELECTION OF DIRECTORS		[__]
●	Director Qualifications and Biographical Information	[__]
THE BOARD OF DIRECTORS AND ITS COMMITTEES		[__]
●	Audit Committee Report	[__]
●	Compensation Committee Report	[__]

PROPOSAL 2 — INCREASE IN NUMBER OF AUTHORIZED SHARES		[__]

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION		[__]

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		[__]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		[__]

COMPENSATION DISCUSSION & ANALYSIS		[__]
●	Business Overview	[__]
●	Commitment to Pay for Performance	[__]
●	Commitment to Responsible Executive Compensation Philosophy and Practices	[__]
●	Stockholder Advisory Vote on Executive Compensation	[__]
●	Significant At-Risk Compensation	[__]
●	Comparing Reported Compensation with Realizable Compensation	[__]
●	Executive Compensation Philosophy	[__]
●	Elements of Our Executive Compensation Program (including performance metrics)	[__]
●	Compensation Committee’s Role in the Executive Compensation Practice	[__]
●	Role of our Compensation Consultant	[__]
●	Competitive Positioning	[__]
●	Compensation Elements	[__]

EXECUTIVE COMPENSATION		[__]
●	Management Transitions	[__]
●	Summary Compensation Table	[__]
●	Employment Agreements	[__]
●	Grants of Plan-Based Awards	[__]
●	Outstanding Awards at Fiscal Year-End	[__]
●	Option Exercises and Stock Vested	[__]

BOARD OF DIRECTOR COMPENSATION		[__]

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS		[__]

HOUSEHOLDING OF PROXY MATERIALS		[__]

AVAILABLE INFORMATION		[__]

OTHER MATTERS		[__]

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  Preliminary Copy – Subject to Completion

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS , 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS ON THE INTERNET?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about                , 2015 to all stockholders of record entitled to vote at the annual meeting.

WILL I RECEIVE ANY OTHER PROXY MATERIALS BY MAIL?

We may send you a proxy card, along with a second Notice, on or after                , 2015.

WHAT AM I VOTING ON?

There are four matters scheduled for a vote at the annual meeting:

●	Election of Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik, Dirk van den Boom and William J. Welch as directors to hold office until the annual meeting of stockholders in 2016;

●	Amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 185,000,000 to 275,000,000 shares;

●	Advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

●	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 21, 2015 will be entitled to vote at the annual meeting. At the close of business on this record date, there were [___________] shares of common stock outstanding and entitled to vote.

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Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 21, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the proxy card or vote on the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 21, 2015 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

HOW DO I VOTE?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or on the internet as instructed below, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

●	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

●

To vote through the internet, go to [update] to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on _______, 2015 to be counted.

●	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 21, 2015.

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WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, “For” the advisory vote to approve executive compensation and “For” the ratification of our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxy will vote your shares using his best judgment.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy through the internet.

●	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121.

●	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank to change your vote.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, in the election of directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For”, “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

WHAT ARE “BROKER NON-VOTES”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes to approve named executive officer compensation.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

●

Proposal 1: For the election of directors, the nine nominees receiving the most “For” votes from the shares present in person or represented by proxy and entitled to vote at the annual meeting, will be elected. Only votes “For” or “Withheld” will affect the outcome.

●

Proposal 2: To be approved, the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares must receive “For” votes from the holders, either in person or by proxy, of a majority of the

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outstanding shares entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as “Against” votes.

●

Proposal 3: We will consider the advisory vote to approve the compensation of the Company’s named executive officers, approved if it receives “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

●

Proposal 4:  To be approved, the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 must receive “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 21, 2015, the record date, there were [update] shares outstanding and entitled to vote. As a result [update] of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to mailed and internet hosted proxy materials, our officers, employees and directors may also solicit proxies in person, by telephone or by other means of communication. We have retained DF King & Co., Inc. to assist in soliciting proxies for a fee of $7,500 plus reasonable out-of-pocket expenses.  Officers, employees and directors will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2016 Meeting of stockholders is                , 2015.  Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by is                , 2015. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Secretary, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members and is not classified. Each director serves for a one-year term. At the annual meeting, the term of office of all directors will expire.

NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING

The Nominating and Corporate Governance Committee of the Board of Directors has nominated Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik, Dirk van den Boom and William J. Welch for election to the Board of Directors.  Drs. Buechler, Lai-Goldman, Lerner and Lindsay and Messrs. Pendarvis, Slacik and Welch were previously elected by our stockholders at our 2014 annual meeting.   Dr. van den Boom was identified by our Nominating and Corporate Governance Committee as a candidate for director to succeed Dr. Harry F. Hixson, Jr., Ph.D., who resigned from the Board of Directors effective March 31, 2015.  Dr. van den Boom was elected by our Board of Directors as a director effective April 1, 2015 to serve until the 2015 Annual Meeting. Current director John A. Fazio informed us in January of 2015 that he would not stand for re-election at the 2015 annual meeting.  As a result, the Nominating and Corporate Governance Committee did not nominate Mr. Fazio for re-election.  Mr. Fazio’s term as a director will end at the 2015 Annual Meeting.  Dr. Mackey was identified by our Nominating and Corporate Governance Committee as a candidate for director through the efforts of a nationwide search pursuant to which the Nominating and Corporate Governance Committee screened several potential candidates.   If elected at the annual meeting, each nominee would serve until the 2016 Annual meeting and/or until his or her successor is elected and qualified.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Buechler, Dr. Lai-Goldman, Dr. Lerner, Dr. Lindsay, Dr. Mackey, Mr. Pendarvis, Mr. Slacik, Dr. van den Boom and Mr. Welch.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by such proxies will be voted for the election of any substitute nominee proposed by the Nominating and Corporate Governance Committee. Each of the nominees has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

DIRECTOR QUALIFICATIONS AND BIOGRAPHICAL INFORMATION

KENNETH F. BUECHLER, Ph.D., 61, has served as a director since December 2009. Dr. Buechler was President and Chief Scientific Officer and a director of Biosite Incorporated, a provider of diagnostic products and antibody development technologies, from 2003 to 2007, and prior to that was a co-founder, director and held roles as Director of Chemistry and Vice President of Research and Development from 1988 to 2003. Prior to forming Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated, a biotechnology company located in San Diego. Dr. Buechler served on the board of directors of Adnavance, Inc. from March 2008 until April 2010. Dr. Buechler currently serves on the board of directors of Quidel Corp., Sotera Wireless Inc., Edico Genome Inc., and Astute Medical Inc. Dr. Buechler received his Ph.D in biochemistry from Indiana University.

The Nominating and Corporate Governance Committee believes Dr. Buechler’s business experience in diagnostics research and as a co-founder and executive officer of Biosite, including the successful development of a number of diagnostic products, and his service on other public company boards combined with his business acumen and judgment provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

MYLA LAI-GOLDMAN, M.D., 57, has served as a director since September 2012.  She is the managing partner of Personalized Science, LLC, a consulting company she founded in September 2008, that is focused on innovative diagnostics for patients’ unmet clinical needs. Dr. Lai-Goldman is also the Chief Executive Officer and President of GeneCentric Diagnostics, Inc., a molecular diagnostics company focused on developing and commercializing assays that enable oncologists and their patients to make informed, individualized, treatment decisions. Dr. Lai-Goldman has been with GeneCentric Diagnostics, Inc., since June 2011. Dr. Lai-Goldman currently serves on the board of directors of West Pharmaceuticals Services, Inc., a provider of drug administration systems, and is also a venture partner with Hatteras Venture

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Partners, a position she has held since August 2011. From June 2009 to December 2010, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc., a life science company focused on the development and commercialization of genomic-based clinical and pharmaceutical cancer tests and services. From 1990 to December 2008, Dr. Lai-Goldman served in various roles at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories, a clinical laboratory company, including Executive Vice President, Chief Medical Officer, and Chief Scientific Officer. Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics. She received her B.S. in biology from the University of Pennsylvania and her medical degree from Columbia University. Dr. Lai-Goldman completed a pathology residency and surgical pathology fellowship at The University of California, Los Angeles, and a hematopathology fellowship at The University of North Carolina, Chapel Hill. Dr. Lai-Goldman is board certified in anatomic and clinical pathology.

The Nominating and Corporate Governance Committee believes that Dr. Lai-Goldman’s clinical laboratory medicine and diagnostics experience, and business experience as an executive officer, combined with her business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

RICHARD A. LERNER, M.D., 76, has served as a director since 2007. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner served as a director of Kraft Foods, Inc. from 2005 to March 2012 and currently serves as a director of Opko Health, Inc., Teva Pharmaceutical Industries Ltd., IntraCellular Therapies, and Zebra Biologics, Inc. Dr. Lerner received his M.D. from Stanford Medical School.

The Nominating and Corporate Governance Committee believes that Dr. Lerner’s business experience as a research scientist and executive officer, including his service as a director of other public companies, combined with his business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

RONALD M. LINDSAY, PH.D., 67, has served as a director since 2003. Dr. Lindsay is the Chief Executive Officer and a director of Zebra Biologics Inc., a privately-held biotechnology company focused on a “next-gen” approach to more efficiently and more effectively discover and develop novel human biologic drugs utilizing a proprietary platform technology. Dr. Lindsay also operates Milestone Consulting, a biopharmaceutical consulting firm. He served as our Executive Vice President of Strategic Planning from December 2012 through December 2013. Dr. Lindsay previously served as our Executive Vice President of Research and Development from August 2010 until December 2012 and as our interim Senior Vice President of Research and Development from September 2009 until August 2010. Dr. Lindsay served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc. and NeurocentRx Ltd. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

The Nominating and Corporate Governance Committee believes that Dr. Lindsay’s business experience including as an executive officer and research scientist, and his service on other public company boards combined with his business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

CATHERINE J. MACKEY, PH.D., 59, is an experienced corporate director with thirty years of operating experience in the pharmaceutical, biotechnology and agriculture industries, including twenty years at the executive level. Dr. Mackey is the Chief Executive Officer of CYPrus Therapeutics, Inc., a privately-held small molecule pharmaceutical development company. She is also the founder and Chief Executive Officer of MindPiece Partners, serves on the scientific advisory boards of FHOOSH Inc. and Cypher Genomics and is a special advisor to Fortis Advisors LLC. Dr. Mackey’s past director experience includes publicly-traded YM Biosciences (acquired by Gilead) and privately-held Althea Technologies (acquired by Ajinomoto). She currently serves on the Boards of privately-held companies Cour Pharmaceutical Development Company (Chair), Evolve Biosystems, Inc. and Viventia Bio, Inc. In addition, Dr. Mackey is a director and a member of the Audit & Compliance Committee of Rady Children’s Hospital and is the immediate past-chair of CONNECT. Dr. Mackey was Senior Vice President Worldwide Research and Development at Pfizer Inc. from 2001 through 2010 and is credited with leading Pfizer’s La Jolla Labs to become one of Pfizer’s most successful R&D sites. Prior to that, Dr. Mackey was Executive Vice President of Strategic Alliances at Pfizer’s R&D headquarters in Connecticut and before that she led Genomic and Proteomic Sciences at Pfizer. Before Pfizer, she held positions of increasing responsibility for DEKALB Genetics including Vice President and head of Research and Development. She was

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a member of DEKALB’s executive team that sold the company to Monsanto. Dr. Mackey received her B.S. and Ph.D. degrees in microbiology from Cornell University.

The Nominating and Corporate Governance Committee believes that Dr. Mackey’s combination of extensive research and development and business experience including as an executive officer and research scientist, and her service on other company and not-for-profit boards, including experience with audit and compliance functions, combined with her business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

DAVID PENDARVIS, 56, has served as a director since December 2009. Mr. Pendarvis is Chief Administrative Officer, Global General Counsel and Secretary of ResMed Inc., a medical device company focused on sleep-disordered breathing. He has been with ResMed since 2002. From 2000 until 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP. Until 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis received his J.D. from the University ofTexas School of Law and his M.S. in executive leadership from the University of San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Pendarvis’ experience as an executive officer at a medical device company and as an attorney, combined with his business acumen and judgment, provides our Board of Directors with valuable operational expertise and leadership skills.

CHARLES P. SLACIK, 61, has served as a director since June 2011. Mr. Slacik was Chief Financial Officer and Senior Vice President of Finance of Beckman Coulter Inc., a leading manufacturer of biomedical testing instrument systems, tests and supplies, from October 2006 to September 2011 and was responsible for all aspects of financial management and information technology. From 2003 to 2006, Mr. Slacik served as Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., an integrated global pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, brand and biologic pharmaceutical products. From 1999 to 2003, Mr. Slacik served as Senior Vice President and Chief Financial officer of C.R. Bard, Inc., a developer and manufacturer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Currently, Mr. Slacik also serves on the board of directors of STAAR Surgical Company. Mr. Slacik earned a Bachelor of Science degree in accounting and finance from the University of Connecticut and is a Certified Public Accountant.

The Nominating and Corporate Governance Committee believes that Mr. Slacik’s experience as an executive officer of biomedical and pharmaceutical companies, combined with his business acumen and judgment, provides our Board of Directors with valuable financial, healthcare and operational expertise and leadership skills.

DIRK VAN DEN BOOM, PH.D., 45, has served as a director since April 1, 2015 and as our Executive Vice President and Chief Scientific and Strategy Officer since March 2015. Previously he served as our Chief Scientific and Strategy Officer from June 2014 through March 2015 and as our Executive Vice President, Research and Development and Chief Technology Officer from December 2012 through June 2014. Prior to that, he had served as our Senior Vice President of Research and Development since August 2010 and as our Vice President, Research and Development from October 2009 through August 2010. Dr. van den Boom joined Sequenom in 1998 in the Company’s Hamburg offices, subsequently serving in various management roles within our research and development department. Dr. van den Boom has co-authored more than 50 scientific articles and is inventor on 48 patents/patent applications. Dr. van den Boom received his Ph.D. in Biochemistry/Molecular Biology from the University of Hamburg where he focused on various aspects of nucleic acid analysis with mass spectrometry.

The Nominating and Corporate Governance Committee believes that Dr. van den Boom’s experience as an executive officer and research scientist, combined with his business acumen and judgment, provides our Board of Directors with valuable healthcare and operational expertise and leadership skills.

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WILLIAM J. WELCH, 53, has served as a director since June 2014 and as our President and Chief Executive Officer since March 2015. Previously, he served as director and our Chief Executive Officer from June 2014 through March 2014. Prior to that, he was our President and Chief Operating Officer from December 2012 through June 2014 and our Senior Vice President, Diagnostics, from January 2011 to December 2012. Before joining us, from September 2009 to January 2011, Mr. Welch was a consultant to molecular diagnostic companies in the personalized medicine sector. From August 2005 to September 2009, Mr. Welch was Senior Vice President and Chief Commercial Officer at Monogram Biosciences, a bioscience laboratory services company. Prior to Monogram, Mr. Welch held commercial management positions at La Jolla Pharmaceuticals and Dade Behring MicroScan, and initially entered the healthcare field with Abbott Laboratories where he held progressive management positions, including General Manager. Mr. Welch received his M.B.A from Harvard University and a B.S. with honors in chemical engineering from the University of California, Berkeley.

The Nominating and Corporate Governance Committee believes that Mr. Welch’s experience as an executive officer and commercial leader of laboratory, pharmaceutical, and healthcare companies, combined with his business acumen and judgment provides our Board of Directors with valuable healthcare and operational expertise and leadership skills.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

VACANCIES ON THE BOARD OF DIRECTORS

Vacancies on the Board of Directors may be filled only with the approval of at least two-thirds of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve until the next annual meeting of stockholders or until the director’s successor is elected.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under applicable Nasdaq Marketplace Rules, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect time to time. We require each independent director of the Board of Directors to annually certify, in writing, to the Chair of the Nominating and Corporate Governance Committee that he or she is independent under the Nasdaq Marketplace Rules and to immediately inform the Board of Directors of any change in his or her independent status.

Consistent with these considerations, after review of all relevant transactions and relationships between each director or any of his or her family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors who served in 2014 were independent directors within the meaning of the applicable Nasdaq Marketplace Rules, except for Mr. Welch, our current President and Chief Executive Officer, Dr. Hixson, our former Chief Executive Officer and Dr. Lindsay, our former Executive Vice President of Strategic Planning. As required under applicable Nasdaq Marketplace Rules, in 2014 our independent directors met in regularly scheduled executive sessions at which only independent directors were present. We have a policy that following each regular meeting of the Board of Directors, the independent directors are required to hold an executive session without the attendance or participation of our Chief Executive Officer or any other officer or employee.

We also have a policy prohibiting our directors from serving on the Board of Directors of more than four public or private for-profit companies (not including Sequenom or any of our subsidiaries or affiliates).

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by Dr. Buechler. The Board of Directors elected Dr. Buechler Chairman effective April 1, 2015 to succeed Dr. Hixson who resigned from the Board of Directors effective March 31, 2015. Prior to Dr. Buechler’s election as Chairman of the Board of Directors, the Board of Directors had appointed Dr. Lerner as lead independent director.

As a general policy, our Board of Directors believes that separation of the positions of Chairman of the Board of Directors and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. Until September 2009, the positions of Chairman of the Board and Chief Executive Officer were held by different individuals. In September 2009, our Board of Directors appointed Dr. Hixson as Chief Executive Officer given his knowledge of the Company and business experience. On June 10, 2014, Dr. Hixson completed his service as Chief Executive Officer and Mr. Welch assumed that role, so the positions of Chairman of the Board of Directors and Chief Executive Officer were once again held by two different individuals, reinforcing the independence between the Board of Directors and management. In addition, upon Dr. Buechler’s election as Chairman of the Board of Directors, the position of Chairman of the Board of Directors is now held by an independent director, further enhancing the independence between the Board of Directors and management.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors’ standing committees that address risks inherent in their respective areas of oversight.

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In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit risks and liquidity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. During 2014, the Audit Committee reviewed and discussed reports from management, independent auditors and other committees with respect to accounting and financial controls, assessment of business risks, including cyber security risks, and certain matters related to legal and ethical compliance programs. Our Nominating and Corporate Governance Committee develops and monitors the effectiveness of our corporate governance policies and principles, including oversight of risks associated with potential conflicts of interest. The Compensation Committee reviews and approves individual and corporate performance goals, advises the Board of Directors regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Science Committee advises the Board of Directors regarding risks associated with our technological and scientific research, monitors the sufficiency of laboratory controls and procedures, assesses procedures for the conduct of research and development and clinical studies and oversees external review of our research and development programs.

CONTINUING EDUCATION

We have a policy requiring new directors to participate in an initial orientation program upon election to the Board of Directors and in regular continuing education programs thereafter, in order that they fully understand their directorial responsibilities and can faithfully fulfill their fiduciary duties. This continuing education, outlining the essential elements of best corporate governance practices and informing directors of new developments in this area, is conducted by our general counsel or otherwise by a designated outside counsel with corporate governance expertise.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 14 times during 2014. Eight of our 9 directors attended at least 90% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Due to conflicts posed by unforeseen international travel, Dr. Lerner attended fewer than 75% of the aggregate number of meetings of the Board of Directors or committees on which he served during 2014; however, he has provided assurance that such conflicts will not recur in 2015 and anticipates that he will attend at least 90% of the aggregate number of meetings of the Board of Directors and of the committees on which he serves. In the first quarter of 2015, Dr. Lerner attended all meetings of the Board of Directors and of the committees on which he serves.

ATTENDANCE AT ANNUAL MEETINGS

We have adopted a policy of inviting and strongly encouraging our directors and nominees for director to attend our annual meeting of stockholders. All of our directors attended our annual meeting in 2014.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Invest” on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email to “board@sequenom.com.” The Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found on our website at www.sequenom.com, under “Invest.”

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BOARD OF DIRECTORS COMMITTEES

The Board of Directors has four standing committees: Audit, Compensation, Nominating and Corporate Governance and Science. The following table provides current membership and meeting information for 2014 for each of the standing committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Science

Kenneth F. Buechler		√		Chair
John A. Fazio(1)	Chair
Harry F. Hixson, Jr(2)				√
Myla Lai-Goldman			Chair	√
Richard A. Lerner		√	√	√
Ronald M. Lindsay				√
David Pendarvis	√		√
Charles P. Slacik	√	Chair
Dirk van den Boom(3)				√
William J. Welch
Total meetings in 2014	9	8	6	2

(1)	Mr. Fazio will serve on the Audit Committee until , 2015.

(2)	Dr. Hixson served as a member of the Board of Directors and as a member of the Science Committee until March 31, 2015.

(3)	Dr. van den Boom became a member of the Board of Directors and a member of the Science Committee effective April 1, 2015.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Lai-Goldman (chair), Dr. Lerner, and Mr. Pendarvis. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors; reviewing and evaluating incumbent directors; selecting candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors; evaluating and establishing policies prohibiting the purchase of financial instruments designed to hedge against market risk; and overseeing corporate governance matters. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long term interests of our stockholders. The Committee retains the right to modify these qualifications from time to time. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of our Board of Directors represent diverse viewpoints. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long term interests of stockholders. In conducting this assessment, the Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each director’s overall service during his or her term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable NASDAQ and

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SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

AUDIT COMMITTEE

Three directors comprise the Audit Committee: Mr. Fazio (chair), Mr. Pendarvis and Mr. Slacik. Mr. Fazio’s service on the Audit Committee will end at the 2015 Annual Meeting when his term as a director ends. The Audit Committee oversees our corporate accounting and financial reporting process, the systems of internal control over financial reporting and disclosure controls and procedures. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; receives and reviews at least annually written statements from the independent registered public accounting firm affirming their independence and delineating their relationships with us or our employees with financial oversight roles that may reasonably be thought to bear on independence; confers with management and the independent registered public accounting firm regarding any allegation of fraud, whether or not material, that includes management or other employees who have any significant role in our internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls; confers with management to ensure that adequate and effective processes are in place to maintain disclosure controls and procedures that ensure that information we are required to disclose is recorded, processed, summarized and reported accurately and within the applicable time periods and that such information is accumulated and communicated to management, as appropriate, to allow for timely decisions regarding required disclosure; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves or rejects related-person transactions; reviews and approves the disclosures to be included in our periodic reports on Form 10-K and Form 10-Q; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of our quarterly financial statements. We have adopted a policy requiring the Audit Committee to hold executive sessions with our independent auditor and our financial management team as a routine item on the agenda for each of the Audit Committee’s regularly scheduled meetings other than telephonic meetings, for which executive sessions are held upon request of the Audit Committee, management, or the independent registered public accounting firm. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com and is attached to this Proxy as Exhibit A.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded only to the Chair of the Audit Committee and designated outside counsel to the Company. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under “Invest” on our website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members who served on the Audit Committee in 2014 were independent (as independence is currently defined in Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Fazio and Mr. Slacik qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Fazio’s and Mr. Slacik’s level of knowledge and experience based on a number of factors, including their formal education and experience.

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AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee

John A. Fazio
David Pendarvis
Charles P. Slacik

COMPENSATION COMMITTEE

Three directors comprise the Compensation Committee: Mr. Slacik (chair), Dr. Buechler and Dr. Lerner. The Compensation Committee establishes our executive compensation philosophy and reviews and approves our overall compensation strategy and policies. All members who served on the Compensation Committee in 2014 were independent and met the requirements as set forth in Nasdaq Marketplace Rule 5605(a)(2) and 5605(d). The Compensation Committee’s charter may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. The functions of the Compensation Committee include, among other things:

●	reviewing the compensation and other terms of employment of our Chief Executive Officer and recommending such compensation and items to the Board of Directors for its approval;

●	reviewing and approving the compensation and other terms of employment of the other executive officers and reviewing and approving the compensation of our non-employee directors;

●	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

●	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us; and

●	administration of our equity incentive and stock purchase plans and other benefit plans and programs.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and other filings.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

Typically, the Compensation Committee meets in person in connection with regularly scheduled meetings of the Board of Directors and holds meetings with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer, Chief Financial Officer, and Vice President of Corporate Development and Administration or Director of Human Resources. The Compensation Committee meets regularly in

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

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executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority in its sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor at the Company’s expense and shall be directly responsible for the appointment, compensation and oversight of the work of such advisors and will review the independence of such advisors prior to appointment, as required by SEC rules and regulations.

Under its charter, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Mr. Slacik, Dr. Lerner and Dr. Buechler meets these requirements. Under its charter, the Compensation Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers; overseeing the overall compensation strategy for the Company; evaluating risks and consequences associated with the Company’s compensation policies and practices; establishing policies with respect to stockholder advisory votes on our executive compensation and the frequency of such advisory votes; reviewing and approving the terms of employment agreements, severance arrangements, change-of-control protections and any compensatory arrangement; administering the Company’s benefit plans; and reviewing and approving the compensation of our non-employee directors. The Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans and programs, and reviews executive officer compensation. The Compensation Committee annually evaluates the performance and determines the compensation of the executive officers of the Company (other than the Chief Executive Officer) based upon a mix of factors including the achievement of corporate goals, achievement of individual goals, overall individual performance, and comparisons with other biotechnology companies selected based on size and competition for talent. The Compensation Committee also works with the independent members of the Board of Directors to evaluate our Chief Executive Officer’s performance and the independent members of the Board of Directors determine the compensation of our Chief Executive Officer. The Chief Executive Officer was not present during the voting or deliberations by the Compensation Committee or the independent members of the Board of Directors regarding his compensation.

Historically, the Compensation Committee has typically made adjustments to annual compensation, determined bonus and equity awards and set new performance objectives consistent with the performance goals established by the Board of Directors at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, each year our Board of Directors, with input from our executive officers, defines measurable performance goals for the Company. Based upon these performance goals, the Compensation Committee, with input from our Board of Directors, weights each goal in view of each goal’s overall importance to the Company and establishes incentive compensation parameters that reward achievement of those goals. The Compensation Committee’s process comprises two related elements: (i) the determination of specific individual compensation levels and the implementation of performance objectives for the Company as determined by our Board of Directors and (ii) performance objectives for the executives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee members and the other independent non-employee members of the Board of Directors. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of current Company-wide compensation levels, and opinions, recommendations, and/or data from any compensation consultant that the Compensation Committee may have retained, including analyses of executive compensation paid at other companies identified by the consultant.

For 2014, the Compensation Committee relied upon information provided by outside compensation consultant Compensia, Inc., or Compensia, to assist the Compensation Committee with its compensation determinations for our executive officers and other employees, and our non-employee members of our Board of Directors. The Compensation Committee received information from Compensia about potential conflicts of interest and has analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the

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Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of Compensia’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by Compensia with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Compensia. Based on these factors, the Compensation Committee determined that there were no conflicts of interest with respect to Compensia providing services to the Compensation Committee.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2014 as well as additional information regarding the role of the Compensation Committee and its processes and procedures are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the following directors served as members of the Compensation Committee: Mr. Slacik, Dr. Buechler and Dr. Lerner. No member of the Compensation Committee has ever been our officer or employee nor has anyone who was a member in 2014 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

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COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Charles P. Slacik
Kenneth F. Buechler
Richard A. Lerner

SCIENCE COMMITTEE

Our Board of Directors established the Science Committee and its charter in November 2009. The Science Committee currently consists of Dr. Buechler (chair), Dr. Lindsay, Dr. Lai-Goldman, Dr. Lerner and Dr. van den Boom. The functions of the Science Committee include, among other things, evaluating the short and long term soundness and risks associated with the technology in which we are investing research and development efforts; providing strategic advice and making recommendations to our Board of Directors regarding prioritizations and resources related to current and planned research and technology initiatives; providing strategic advice to our Board of Directors regarding emerging science and technology issues and trends; reviewing, evaluating and reporting to our Board of Directors regarding the performance of our research leaders in achieving long term strategic goals and objectives and the quality, direction and competitiveness of our research and development programs; providing guidance on the recruitment and retention of scientific talent; reviewing with our management the sufficiency of our employee training in scientific processes, our laboratory controls and procedures, including procedures for the conduct of research and development and clinical studies, and the procedures for the storage and management of samples for testing; reviewing the sufficiency of external review of our research and development programs; providing oversight of our technology and intellectual property portfolios, including our pipeline of research and development programs and projects; reviewing our approaches to acquiring and maintaining a range of distinct technology positions; and advising our Board of Directors regarding the scientific merit of technology or products involved in licensing and acquisition opportunities.

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

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PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors is requesting stockholder approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 185,000,000 shares to 275,000,000 shares. On March 11, 2014, the Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2015 Annual Meeting.

Our Restated Certificate of Incorporation currently authorizes the issuance of up to 190,000,000 shares of capital stock, consisting of 185,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. An increase in the number of authorized shares of our common stock to 275,000,000 shares will increase our total capitalization to 280,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock.

Of the 185,000,000 shares of our common stock currently authorized, as of the close of business on March 31, 2015, there were 118,070,667 shares of common stock outstanding. In addition, as of March 31, 2015:

●	11,829,785 shares of our common stock are issuable upon the exercise of stock options outstanding under our equity incentive and stock option plans;

●	2,051,658 shares of our common stock are issuable upon vesting of restricted stock units;

●	28,088,372 shares of our common stock are issuable upon conversion of our outstanding convertible notes;

●	250,000 shares of our common stock are issuable upon exercise of outstanding warrants;

●	an aggregate of 6,802,477 shares of common stock are reserved for future issuance under our 2006 Equity Incentive Plan as amended; and

●	238,900 shares of common stock are reserved for future issuance under our New-Hire Equity Incentive Plan.

The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of our earnings per share and voting influence of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The complete text of the Certificate of Amendment of Restated Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware is set forth in Exhibit B to this Proxy Statement. However, the text of the Certificate of Amendment of Restated Certificate of Incorporation is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the proposed amendment of our Restated Certificate of Incorporation.

Although our Board of Directors has no present plans to issue the additional shares of common stock, it believes that it is important that we maintain the flexibility to issue additional shares of common stock in connection with business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. For example, additional common stock may be necessary to provide equity incentives to employees, for expanding our business or product lines through the acquisition of other businesses or products, establishing strategic relationships, refinancing current debt, raising additional capital, or other purposes our Board of Directors deems to be in the best interests of our company and our stockholders. Without approval of this proposal by our stockholders, we may not be able to attract, retain and motivate employees, complete corporate acquisitions, collaborations or partnerships, access the capital markets, refinance current debt, and pursue other business opportunities integral to our growth and success.

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If our Board of Directors determines that a hostile takeover attempt or a change in our control is not in the best interest of our stockholders, we could use the additional shares of common stock that would become available for issuance if this proposal is approved to oppose, delay or prevent such attempted takeover or change. For example, without further stockholder approval, our Board of Directors could prevent a takeover by adopting a “poison pill” to allow certain stockholders the right to acquire additional shares of common stock at a low price, or strategically selling shares of common stock in a private transaction. The purpose of this proposal is to ensure the Company has flexibility to pursue optimal business strategies and is not to avoid a hostile takeover, but stockholders should be aware that its approval could facilitate future efforts by us to discourage certain transactions in which our stockholders might otherwise receive a premium for their shares over the then current market prices.

The affirmative vote of the holders of a majority of the outstanding shares of the common stock on the record date will be required to approve this amendment to our Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2

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PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the 1934 Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the Board of Directors believes promote the creation of long term stockholder value and position the Company for long term success. As described more fully in the Compensation Discussion and Analysis, the mix of base pay, annual bonus and equity grants, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled advisory vote on the compensation of the Company’s named executives will be at the 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 3

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PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THIS PROPOSAL 4

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2014 and 2013, by Ernst & Young LLP, our principal independent registered public accounting firm.

	2014 Actual Fees	2013 Actual Fees

Audit Fees(1)	$1,930,868	$1,099,650
Audit Related Fees(2)
Subsidiary statutory audits	—	36,500
All Other Fees(3)	—	2,000

Total Fees	$1,930,868	$1,138,150

(1)	Includes fees and expenses related to the fiscal year integrated audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Fiscal year 2014 audit fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.
(2)	Includes fees and expenses related to the fiscal year, notwithstanding when the fees and expenses were billed.
(3)	Subscription fees for proprietary online research tool.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such pre-approval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2015 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total
The Vanguard Group and certain affiliated parties(2) 100 Vanguard Blvd. Malvern, PA 19355	11,769,245	9.97%
Palo Alto Investors, LLC and certain affiliated parties(3) 470 University Avenue Palo Alto, CA 94301	9,925,742	8.41%
Camber Capital Management, LLC(4) 101 Huntington Ave., #2550 Boston, MA 02199-8089	8,750,000	7.41%
BlackRock, Inc. and certain affiliated parties(5) 40 East 52nd Street New York, NY 10022	8,824,812	7.47%
Directors and Executive Officers
Carolyn Beaver(6)	152,046	*
Allen Bombard(7)	52,728	*
Dirk van den Boom, Ph.D.(8)	468,957	*
Kenneth F. Buechler(9)	235,458	*
John A. Fazio(10)	211,978	*
Harry F. Hixson, Jr.(11)	1,594,190	1.34%
Myla Lai-Goldman(12)	109,892	*
Richard A. Lerner(13)	243,657	*
Ronald M. Lindsay(14)	864,048	*
Jeffrey D. Linton(15)	11,187	*
Catherine J. Mackey(16)	—	*
Paul V. Maier(16)	263,452	*
David Pendarvis(17)	197,778	*
Charles P. Slacik(18)	146,602	*
Robin Weiner(19)	214,312	*
William J. Welch(20)	442,575	*
All directors and executive officers as a group (14 persons)(21)	4,892,680	4.01%

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*	Less than one percent.
(1)	This table is based upon information supplied by executive officers and directors and by principal stockholders on Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 118,070,667 shares of common stock outstanding on March 31, 2015 adjusted as required by SEC rules.
(2)	Based solely on the Schedule 13G filed with the SEC on February 13, 2015, as of December 31, 2014, The Vanguard Group, Inc. has sole voting power over 176,686 shares, sole dispositive power over 11,613,559 shares, and shared dispositive power over 155,686 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd, both wholly-owned subsidiaries of The Vanguard Group, are the beneficial owners of 155,686 and 21,000 shares, respectively, as a result of investment management agreements. The number of shares held by The Vanguard Group and its affiliates may have changed since the filing of the Schedule 13G.
(3)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 17, 2015, as of December 31, 2014, Palo Alto Investors, LLC, Patrick Lee, MD and Anthony Joonkyoo Yun, MD each have shared voting and dispositive power over 9,925,742 shares. Dr. Lee and Yun co-manage Palo Alto Investors, LLC. The number of shares held by Palo Alto Investors, LLC and its affiliates may have changed since the filing of the Schedule 13G.
(4)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 13, 2015, as of December 31, 2014, Camber Capital Management LLC has shared voting power and shared dispositive power over 8,750,000 shares. The number of shares held by Camber Capital LLC and its affiliates may have changed since the filing of the Schedule 13G.
(5)	Based solely on the Schedule 13G, as amended, filed with the SEC on January 26, 2015, as of December 31, 2014, BlackRock, Inc., on behalf of itself and its wholly-owned subsidiaries (BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A.), has the sole voting and dispositive power over 8,556,006 and 8,824,812 shares, respectively. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of our common stock held by BlackRock, Inc. No one person’s interest in our common stock held by BlackRock, Inc. is more than 5% of our total outstanding common shares. The number of shares held by BlackRock, Inc. and its affiliates may have changed since the filing of the Schedule 13G.
(6)	Includes 38,543 shares of common stock owned by Ms. Beaver, 10,000 shares of common stock owned by her spouse, and 103,503 shares of common stock that Ms. Beaver has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(7)	Mr. Bombard retired from the Company as of June 10, 2014 and therefore beneficial ownership is only updated as of this date.
(8)	Includes 58,595 shares of common stock owned by Dr. van den Boom and 410,362 shares of common stock that Dr. van den Boom has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(9)	Includes 74,290 shares of common stock owned by Dr. Buechler and 161,168 shares of common stock that Dr. Buechler has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(10)	Includes 26,019 shares of common stock owned by Mr. Fazio and 185,959 shares of common stock that Mr. Fazio has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(11)	Includes 233,794 shares of common stock owned directly by Dr. Hixson, 50,000 shares owned by a family trust in which Dr. Hixson has a beneficial interest, and 1,310,396 shares that Dr. Hixson has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(12)	Includes 48,494 shares of common stock owned by Dr. Lai-Goldman and 61,398 shares of common stock that Dr. Lai-Goldman has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(13)	Includes 27,383 shares of common stock owned by Dr. Lerner and 216,274 shares of common stock that Dr. Lerner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(14)	Includes 206,467 shares of common stock owned by Dr. Lindsay and 657,581 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(15)	Includes 10,000 shares of common stock owned by Mr. Linton and 1,187 shares of common stock that Mr. Linton has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(16)	Includes 63,789 shares of common stock owned directly by Mr. Maier, 10,000 shares owned by a family trust in which Mr. Maier has a beneficial interest, and 189,663 shares of common stock that Mr. Maier has the right to acquire from us upon the vesting of restricted stock unit awards within 60 days after March 31, 2015.
(17)	Includes 77,778 shares of common stock owned by Mr. Pendarvis and 120,000 shares of common stock that Mr. Pendarvis has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(18)	Includes 20,033 shares of common stock owned by Mr. Slacik and 126,569 shares of common stock that Mr. Slacik has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(19)	Includes 25,126 shares of common stock owned by Ms. Weiner and 189,186 shares of common stock that Ms. Weiner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(20)	Includes 52,627 shares of common stock owned by Mr. Welch and 389,948 shares of common stock that Mr. Welch has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2015.
(21)	Includes 959,149 shares of common stock and 3,933,531 aggregate shares of common stock that such persons have the right to acquire from us upon the exercise of outstanding options within 60 days after March 31, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership within 10 days after he or she becomes a beneficial owner, director or officer and reports of changes in ownership of our common stock and other equity securities within two business days after the transaction is executed. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing.

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion covers the compensation arrangements for certain named executive officers, or NEOs, who have been named in the Summary Compensation Table included in this proxy statement (the “NEOs”), and includes a general discussion and analysis of our executive compensation program as well as a series of tables containing specific compensation information.

MANAGEMENT TRANSITIONS AND 2014 NAMED EXECUTIVE OFFICERS

Beginning in late 2013 and through 2014, a number of our senior executives retired based solely upon personal decisions. Our Board of Directors developed and implemented a management succession plan that was effective in allowing us to immediately fill the vacancies created by these retirements.

●	As we announced in March, 2014, our previous Chief Executive Officer, Harry F. Hixson, Ph.D. retired as an officer and employee, on June 10, 2014. William J. Welch, previously our President and Chief Operating Officer, was appointed by our Board of Directors as his successor, and became our Chief Executive Officer on June 10, 2014.

●	Also, as we announced in March, 2014, our previous Chief Financial Officer, Paul V. Maier, retired as an officer and employee on June 10, 2014. Carolyn D. Beaver, previously our Vice President and Chief Accounting Officer, was appointed by our Board of Directors as his successor, and became our Chief Financial Officer on June 10, 2014.

●	At the end of 2013, two of our executive officers, Ronald M. Lindsay, Ph.D., then our Executive Vice President, Strategic Planning, and Charles R. Cantor, Ph.D., our Chief Scientific Officer, retired from service. Dirk van den Boom, Ph.D., then our Executive Vice President, Research and Development and Chief Technology Officer, was named Chief Scientific Officer effective January 1, 2014, and as announced in March 2014, became our Chief Scientific & Strategy Officer on June 10, 2014.

The former executives did not receive any severance benefits or special compensation in connection with their retirements, however Dr. Hixson and Mr. Maier received a modification to all stock options granted to them prior to their retirement as an employee to extend the period in which the options could be exercised.

Our NEOs for 2014 are listed below and include Mr. Welch and Dr. Hixson, who each served as our principal executive officer for a portion of the year; Ms. Beaver and Mr. Maier, who each served as our principal financial officer for a portion of the year; the three other most highly compensated executive officers (Dr. van den Boom, Mr. Linton and Ms. Weiner); as well as our former Chief Medical Officer, Dr. Bombard, who would have been among the most highly compensated executive officers at the end of 2014 if he had still been serving as an executive officer as of December 31, 2014.

●	William J. Welch, our President and Chief Executive Officer(1)

●	Harry F. Hixson, Ph.D., our former Chief Executive Officer(2)

●	Carolyn D. Beaver, our Senior Vice President and Chief Financial Officer(3)

●	Paul V. Maier, our former Chief Financial Officer(4)

●	Dirk van den Boom, Ph.D., our Executive Vice President, Chief Scientific and Strategy Officer(5)

●	Jeffrey D. Linton, our Senior Vice President, General Counsel and Secretary(7)

●	Robin Weiner, our Senior Vice President, Corporate Governance and Regulatory Affairs(6)

●	Allan T. Bombard, our former Chief Medical Officer(8)

(1)	Mr. Welch was promoted to the position of Chief Executive Officer and appointed to our Board of Directors effective June 10, 2014 and was named President and Chief Executive Officer on March 10, 2015.
(2)	Dr. Hixson retired from service as an employee and executive officer on June 10, 2014, and retired and resigned from the Board of Directors, effective March 31, 2015.
(3)	Ms. Beaver was promoted to the position of Chief Financial Officer effective June 10, 2014 and was named Senior Vice President and Chief Financial Officer on March 10, 2015.
(4)	Mr. Maier retired from service as an employee and executive officer on June 10, 2014.
(5)	Dr. van den Boom was promoted to the position of Chief Scientific & Strategy Officer effective June 10, 2014 and was named Executive Vice President and Chief Scientific Officer on March 10, 2015.
(6)	Ms. Weiner’s title was changed to the position of Senior Vice President, Corporate Governance and Regulatory Affairs effective December 1, 2014.
(7)	Mr. Linton was hired for the position of Senior Vice President and General Counsel on September 10, 2014 and was named Senior Vice President, General Counsel and Secretary on March 10, 2015.
(8)	Dr. Bombard retired as our Chief Medical Officer on June 10, 2014.

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EXECUTIVE SUMMARY

BUSINESS OVERVIEW

Sequenom, Inc. is a life sciences company committed to enabling healthier lives through the development of innovative products and services. We serve patients and physicians by providing early patient management information. We offer our services in the U.S. and globally through licensing and commercial partnerships with international emphasis in countries in the European and Asia-Pacific regions.

Our mission is to enable healthier lives as the premier provider of innovative genetic information with an exceptional customer experience. Our strategy is focused on expanding our menu of molecular diagnostic testing services for women’s healthcare, with an emphasis on noninvasive prenatal testing, or NIPT, for specific fetal chromosomal abnormalities, and utilizing our expertise in next generation sequencing and circulating cell-free DNA to develop laboratory developed tests, for use in oncology.

2014 was a year of significant achievement for our Company.

●	Total revenues during 2014 increased $32.0 million, or 27%, to $151.6 million when compared to $119.6 million during 2013.

●	Loss from continuing operations decreased $95.2 million, or 88%, to $14.4 million when compared to $109.6 million loss in 2013.

●	Total accessions for all tests during 2014 increased 12,000, or 6%, to 197,500 when compared to 185,500 during 2013.

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●	Net cash used in operating activities was $28.1 million for the year ended December 31, 2014, compared to $88.1 million in the prior year and $82.8 million in 2012.

●	As of December 31, 2014, we had available cash and cash equivalents and current marketable securities totaling $93.9 million and working capital of $64.8 million.

●	In May, 2014, we sold our Biosciences business to enable us to focus on improving our core laboratory operations, entering new clinical areas, and strengthening our cash position. The Bioscience business developed, manufactured, marketed, sold and serviced mass spectrometry analytical instruments and related instruments, software, reagents and consumables for use in the field of mass spectrometry.

●	In September 2014, we purchased the noninvasive prenatal testing intellectual property from Isis Innovation, Ltd., or Isis Innovation, for $10.6 million.

●	In December 2014, we entered into a series of agreements with Illumina, Inc., or Illumina, including a Pooled Patents Agreement to pool our intellectual property for noninvasive prenatal testing. In addition, the Company and Illumina also entered into (i) a Settlement Agreement pursuant to which the parties settled certain longstanding claims and released the other party from certain liabilities and (ii) an expanded supply agreement, pursuant to which the Company and its affiliates will purchase various products from Illumina, which they will be able to use for NIPT as well as for other clinical and research uses. These pivotal agreements will enable the Company to continue to expand its NIPT laboratory tests offerings while also allowing it to participate more broadly in the growing global NIPT marketplace. Illumina made an aggregate $50 million upfront payment to us as part of the overall agreement and we will share in test fees paid by licensees to the pooled intellectual property and will receive royalties for the sale of in vitro diagnostic, or IVD, products that incorporate technology from the pooled intellectual property. Illumina has also agreed to minimum yearly payments to the Company under the pool through 2020 covering both IVD royalties and the Company’s share of the collected test fees. These test fees and royalties are expected to be a minimum of $80 million through 2020, subject to potential market adjustments. Broadening the field of use of our supply agreement enables the Company to pursue testing in other areas, including the recently announced plans to develop a test in the oncology market.

Our management team oversaw these accomplishments while continuing to successfully manage our core business. The diagnostics business requires unique expertise to provide a test result with clinical utility to medical doctors, including deep knowledge of the laboratory business, regulatory environment and the ever changing health care reimbursement arena and competitive landscape.

Our NEOs bring a depth and breadth of experience from successful organizations across the biotechnology world, having introduced disruptive diagnostics and drugs to world markets. Other members of our management team possess deep scientific understanding about next generation sequencing and other technologies or have experience growing successful commercial organizations.

As we have grown to learn and appreciate, potential employees with the skills and expertise necessary to succeed in our research and commercial environments carefully consider the caliber of a company’s management team when making employment decisions. Of our approximately 448 employees, 38 hold Ph.D. or M.D. degrees and 52 hold other advanced degrees. Numerous employees have told us that the caliber, experience, and success of our leadership team were key factors in their decision to join Sequenom. Thus, we believe that to attract, motivate, and retain employees with the unique skills and abilities necessary to succeed

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throughout our organization, as well as to lead the Company, we need high performing and insightful executives with proven business, scientific, practical, and technical expertise. Accordingly, we have focused on developing competitive and appropriate compensation programs at every level of the Company, which has contributed to a successful year. In 2014, we hired 119 new employees, including 20 sales and business development employees and 7 research and development-focused associates.

COMMITMENT TO PAY FOR PERFORMANCE

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance. As further described under “Annual Cash Bonus”, the Compensation Committee determined that the pre-determined corporate financial and operational goals for 2014 were satisfied at an aggregate performance level of approximately 68% which was less than the minimum 75% threshold required for triggering a payout, and therefore no corporate bonuses were paid for 2014 performance to NEOs. However, the Compensation Committee approved a one-time cash bonus to all eligible employees, which is discussed below on page [__].

While 2014 was a successful year with many significant achievements, we did not achieve the level of performance required to earn bonus compensation for 2014 because we missed the goal of achieving positive cash flow from operations during the fourth quarter. We did not achieve this goal primarily because of lower than expected collections for tests run within the quarter and lower than expected collections for tests run in previous quarters. This goal was designed to specifically exclude the related cash flow impacts from the Illumina pooled patents and settlement agreement and the purchase of the patents and settlement of accrued royalties from Isis Innovation.

During the third quarter we saw a decrease in the volume of tests accessioned compared to our original estimates for both MaterniT21® PLUS and HerediT® CF. This decrease was primarily due to competitive activities as well as the impact of seasonal prenatal testing rates. Because the timing of cash payments related to these tests often requires several months, this decreased the amount of cash that was collected during the fourth quarter. There were also some payments for tests performed in prior quarters that were not collected during the fourth quarter as initially expected. Management continues to focus efforts to obtain timely payments for tests performed and to increase the percentage of tests for which we are reimbursed by third party payors.

COMMITMENT TO RESPONSIBLE EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. Below we summarize certain executive compensation practices, both the responsible practices we have implemented and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do:

✓	Pay for performance (page __)

✓	Grant performance-based options to our Chief Executive Officer (pages __ and __)

✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (pages __–__)

✓	Maintain stock ownership guidelines for our Chief Executive Officer and directors (page __)

✓	Maintain a compensation recovery (or “clawback”) policy (page __)

✓	Limit payments and benefits following a change in control of the Company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page __)

✓	Provide reasonable post-employment/change in control payments and benefits pursuant to a formal post-employment compensation program that applies uniformly (except with respect to payment and benefits levels) to all executives and includes a “best after-tax” provision for any parachute payments (pages __–__)

✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (page __)

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What We Don’t Do:

×	We don’t provide perquisites or other personal benefits that are not available to all of our employees (pages __ and __)

×	We don’t re-price underwater stock options (page __)

×	We don’t guarantee salary increases or non-performance-based bonuses (pages __–__ and __)

×	We don’t provide excise tax gross-ups upon change in control of the Company (page __)

×	We prohibit hedging transactions and pledging of company stock by executive officers and directors (page __)

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2014 Annual Meeting of Stockholders, approximately 86% of the shares that were voted were cast in favor of our advisory vote on NEO compensation. The 2014 vote outcome represented an improvement compared to the 2013 vote, when approximately 76% of the shares that were voted were cast in favor of our NEO compensation. The 2014 vote was recognized by the Company, the Board of Directors and the Compensation Committee as favorable but with room to continue to improve. Our senior management team continued to engage and gather feedback from our major stockholders, none of whom raised any significant concerns regarding our executive compensation programs. Our outreach efforts during 2014 included the following:

●	multiple in-depth discussions with most of our institutional stockholders before our 2014 Annual Meeting of Stockholders and follow-on discussions following our 2014 Annual Meeting,

●	examination of reports and analyses issued by the principal proxy advisory services,

●	analysis of compensation practices at peer companies, and

●	solicitation of advice from the Compensation Committee’s compensation consultant.

Our Compensation Committee did not make any changes to our executive compensation program following the 2014 Annual Meeting of Stockholders; however the Compensation Committee ensured that we continue to adopt and maintain the following approaches, policies and guidelines set forth below that were implemented by us following our 2012 Annual Meeting of Stockholders as part of its ongoing evaluation of our executive compensation program and in response to stockholder feedback:

●	We provide detailed disclosure about our annual bonus program, including disclosing the weighting of each performance goal and more detail about each performance goal.

●	We granted stock options with market-based conditions that vest only if certain stock price appreciation goals are met. In addition, the time-based options granted to our executives have value only if and to the extent that the market price of the Company’s common stock appreciates and is greater than the exercise price of the option at the time of exercise.

●	We continue to maintain stock ownership guidelines, which apply to our Chief Executive Officer and each of the non-employee members of our Board of Directors so that each of these individuals must maintain a certain level of ownership of the Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable.

●	We continue to maintain a clawback policy that applies to all of our current and former executive officers. If we are required to prepare an accounting restatement for any fiscal quarter or year and our Board of Directors determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then our Board of Directors may recoup certain incentive compensation paid to such individuals. The policy applies to all incentive compensation paid or awarded on or after the date the policy was adopted.

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EXECUTIVE COMPENSATION PHILOSOPHY

The Compensation Committee has established and regularly reviews our executive compensation philosophy. The Compensation Committee has designed our executive compensation program to help us achieve our goals and objectives, including:

●	aligning our executive compensation with our business objectives;

●	providing incentives based on our performance as measured against annual company goals set by our full Board of Directors as well as individual performance objectives;

●	attracting, retaining, motivating and rewarding executive officers (including the NEOs) and maintaining a cohesive management team comprised of individuals with substantial skill and experience; and

●	aligning the financial interests of our executives with the long term financial interests of our stockholders.

To accomplish these goals and objectives, we have created an executive compensation program with three primary elements: base salary, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards. We also provide a change in control severance benefit plan that provides specified payments and benefits in the event of certain terminations of employment in connection with a change in control of the Company.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides for the following elements and for the following reasons:

What We Pay	Why We Pay	Key Features
Base Salary

●    Provide a fixed level of cash compensation for performing the essential elements of the job; necessary to help attract and retain executives

●    Give executives a degree of certainty in the face of having a majority of their compensation “at risk”

● Individual salaries may be above or below the applicable peer group, survey or market median to reflect the individual competencies, skills, experience, market availability of skills and sustained performance of the executive holding this position

Annual Cash Bonus

●    Motivate participants to focus their efforts on annual goals, and to take actions that maximize stockholder value

●     Tie financial rewards to measurable corporate objectives, reinforcing pay-for-performance

●     Provide a competitive variable award opportunity that motivates executives to achieve Company-wide operating and/or strategic objectives and individual abilities

●    Cash bonuses are based on an established target percentage of actual base salary during the fiscal year, with actual awards based on attainment of objective corporate goals and personal performance

●    Financial corporate performance goals are based on measurable financial metrics, such as revenue, gross margin, cash burn and operating expense

●    Nonfinancial corporate performance goals based on measurable strategic initiatives

●    Corporate goals are the same for NEOs as for all employees, which aligns the efforts of the entire organization

●    If corporate goals are attained, the Compensation Committee determines whether each NEO has individually performed in a manner that warrants a bonus payment

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What We Pay	Why We Pay	Key Features

●    Incentivizes and compensates for performance beyond 100% of the stated goals but also limits the potential opportunity with a reasonable cap of 130% of target

●    In unique circumstances, the Compensation Committee may grant one-time cash bonuses outside of the regular annual cash bonus program to recognize eligible employees for significant efforts related to exceptional achievement of transactional or strategic goals that were not contemplated when the regular annual bonus plan goals were determined.

Equity Awards

●    Align the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company

●     Retain the services of our NEOs for a multi-year period, as an executive must continue employment with us for his or her equity awards to vest

●    Allow us to attract and recruit new executives

●    Long-term incentives are provided by annual grants of equity awards

●     Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance

Employee Benefits	● Allow us to attract and recruit new executives

●    The same package of employee benefits that are provided to all full time employees, including health, dental and vision insurance or cash compensation in lieu of health insurance coverage, and group term life and disability insurance

● Our NEOs do not receive any additional perquisites

A detailed discussion and analysis of these compensation elements is provided below.

SIGNIFICANT AT-RISK COMPENSATION

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. A significant portion of the NEOs’ compensation is at risk and dependent upon the Company’s performance and/or an increase in the market price of the Company’s common stock. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance, and Mr. Welch’s market-based options vest only if certain stock price appreciation goals are met. In addition, the time-based options granted to our executives have value only if and to the extent that the market price of the Company’s common stock appreciates and is greater than the exercise price of the option at the time of exercise. There is risk that the actual economic value of these options could be as little as zero if our stock price were less than the exercise price of such stock options.

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As shown in the above charts, for 2014, approximately 69% of Mr. Welch’s target total direct compensation was at risk, with approximately 52% of his target total direct compensation delivered in the form of equity-based awards. In addition, an average of 61% of our other NEOs’ target total direct compensation was at risk, with approximately 45% of our other NEOs’ target total direct compensation delivered in the form of equity-based awards, the actual economic value of which will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options. The NEOs whose compensation is described in the above chart are Ms. Beaver, Dr. van den Boom, Mr. Linton and Ms. Weiner. For this table, Mr. Linton’s base salary and target cash bonus are annualized.

COMPARING REPORTED COMPENSATION WITH REALIZABLE COMPENSATION

We grant long-term incentives in the form of options to purchase shares of the Company’s common stock to align the interests of our executives with those of our stockholders and promote long-term decision-making. The value, if any, that may be realized from these options is directly tied to our stock price performance over a multi-year period, during which an NEO must continue to provide effective and satisfactory services to us for his options to vest. Similarly, we also grant long-term incentives in the form of restricted stock unit awards that are either performance or time-based and the value that may be realized from these depends on successful performance and/or stock price performance over a multi-year period during which an NEO must continue to provide effective and satisfactory services to us for his restricted stock units to vest.

The following chart illustrates the difference between the total direct compensation reported in the 2014 Summary Compensation Table for our Chief Executive Officers for each of the three years covered in the table and compensation actually realizable from base salary, annual cash bonuses, stock options and restricted stock awards granted during each of these three years. We believe this supplemental information is important because a significant amount of our Chief Executive Officers’ reported compensation is an incentive for future performance, which will provide an economic benefit only if the market price for the Company’s common stock is greater than the exercise price of the options at the time of exercise and, with respect to 50% of the shares subject to Dr. Hixson’s 2012 stock option and 100% of the shares subject to his 2014 stock option, if the Company meets or exceeds the applicable stock price appreciation target. Effective June 10, 2014, Mr. Welch was provided the option to purchase up to 100,000 shares if the closing sales price as quoted on any established stock exchange or market is $5.00 or more for at least 30 consecutive trading days. As can be seen, the economic value actually realizable from the equity awards granted to our Chief Executive Officer during 2014, 2013, and 2012 differs significantly from the amounts required to be reported in the 2014 Summary Compensation Table for these equity awards. For purposes of the following chart, Dr. Hixson’s compensation is displayed for 2012 and 2013 and Mr. Welch’s compensation is displayed for 2014.

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(1)	Total reported compensation is defined as total compensation as reported in the 2014 Summary Compensation Table.
(2)	Total realizable compensation is defined as salary, non-equity incentive plan compensation and all other compensation as reported in the 2014 Summary Compensation Table, plus the intrinsic value of all equity awards granted in each of the three years covered in the table. For this purpose, we calculate the intrinsic value as the closing price of our common stock on December 31, 2014 less the per share exercise price, if any. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2014 Summary Compensation Table on page [__]. The amounts reported as realizable compensation differ from the amounts reported as total compensation in the 2014 Summary Compensation Table and are not a substitute for those amounts.

COMPENSATION COMMITTEE’S ROLE IN THE EXECUTIVE COMPENSATION PROCESS

The Compensation Committee is currently comprised of three independent directors: Mr. Slacik (chair), Dr. Buechler and Dr. Lerner. Mr. Slacik replaced Mr. Pendarvis as chair in March 2014 in connection with Board of Director committee membership rotations approved by our Board of Directors in March 2014. The Compensation Committee has responsibilities delegated to it by our Board of Directors as set forth in its charter, which may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. Among its responsibilities, the Compensation Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans, and programs, and reviews and, except for Chief Executive Officer compensation, determines executive officer compensation.

In the case of our Chief Executive Officer, the Compensation Committee provides a compensation recommendation to the independent non-employee members of our Board of Directors during executive session and those members of our Board of Directors determine our Chief Executive Officer’s compensation. When the Compensation Committee and the independent members of our Board of Directors evaluate and determine compensation for our Chief Executive Officer, the Compensation Committee and the independent members of our Board of Directors meet in executive session without our Chief Executive Officer present.

The Compensation Committee met 8 times during 2014. During these meetings, the Compensation Committee explored various alternatives to portions of the executive compensation program in addition to its regular duties of monitoring and approving compensation levels, approving the terms of compensation arrangements for new executives, and reviewing corporate goals as they relate to executive compensation. In addition to these meetings, throughout 2014, our Chief Executive Officer, Chief Financial Officer, Vice President, Corporate Development and Administration, Human Resources representatives, and Compensation Committee members were involved in numerous discussions regarding compensation matters. The Compensation Committee also reviews its charter each year, and made no changes to the charter in 2014.

The Compensation Committee maintains a calendar to make sure that selected matters (such as compensation strategy, base salary, bonus program, and equity awards) are reviewed on an annual basis. With respect to the annual bonus program, our Board of Directors, with input from our executive officers, defines measurable performance goals and determines the importance of each goal for the Company each year. The Compensation Committee establishes incentive compensation parameters that reward performance goal achievement. The Compensation Committee also takes into account the advisory vote of the Company’s stockholders on the compensation of the Company’s NEOs for the previous year.

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ROLE OF OUR COMPENSATION CONSULTANT

For 2014, the Compensation Committee relied upon information provided by outside compensation consultant Compensia, to assist the Compensation Committee with its compensation determinations for our executive officers and other employees. For 2014, Compensia provided analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and assisted the Compensation Committee in adjusting our compensation program for executive officers as appropriate in order to better achieve our objectives. As part of their duties, Compensia provided the following services:

●	reviewed and provided recommendations on composition of peer groups;

●	provided compensation data for similarly situated executive officers at our peer group companies;

●	conducted a review of the compensation arrangements for our executive officers, including providing advice on our annual management bonus plan and longer term incentive stock option and restricted stock unit program;

●	conducted a review of the relationship between our executive compensation arrangements and Company performance;

●	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation; and

●	provided director compensation data to the Compensation Committee.

Compensia provided compensation data for non-executive employees including salary and equity structure and bonus level recommendations. Compensia was engaged at the direction of the Compensation Committee and the Company paid the cost for Compensia’s services. Compensia did not provide any other services to the Company in 2014.

COMPETITIVE POSITIONING

For purposes of evaluating 2014 compensation for each of our executives and making 2014 compensation decisions, Compensia provided data from a custom Radford Life Sciences Industry Survey comprised of companies in the life sciences industry, in premium cost-of-living markets similar to San Diego, and with 400-800 employees, and also the Radford General Life Sciences Industry Survey for companies in the life sciences industry with 150-500 employees, which we collectively refer to as the survey data. Compensia also provided publicly available information for our 2014 peer group.

For 2014, five peers were dropped and four new peers were added to the 2013 peer group. Our Compensation Committee decided to remove from the 2013 peer group (i) two members that had been acquired (IRIS International and MEDTOX Scientific), and (ii) three members that had annual revenue significantly lower than our own (Immunomedics, Targacept and XenoPort). Our final 2014 peer group was comprised of eleven existing peers from the 2013 group and four new additions which were more in line with our market capitalization and annual revenue multiples. Our 2014 peer group consisted of companies with between $65 million and $260 million in annual revenues, and market capitalizations of between $100 million and $1.8 billion. At the time of the study, as of October 1, 2013, we had approximately 606 employees, revenues of approximately $117 million and a market capitalization of approximately $309 million.

THE PEER GROUP INCLUDED THE FOLLOWING COMPANIES:

Alnylam Pharmaceuticals	Fluidigm	Orasure Technologies	Depomed
Atrion	Isis Pharmaceuticals	Pacific Biosciences of CA	Luminex
DexCom	Nektar Therapeutics	Quidel	Solta Medical
Dyax	Opko Health	Cadence Pharmaceuticals

The 2014 peer group was used as a reference for purposes of evaluating our base salary, annual bonus, and equity awards against the competitive marketplace. Compensia reported the survey data and 2014 peer group data and benchmarking results to the Compensation Committee, our Chief Executive Officer, and Human Resources.

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COMPENSATION ELEMENTS

BASE SALARY

When reviewing and analyzing the amount of each major component of compensation for our NEOs, the Compensation Committee reviews each component at the 25th, 50th, and 75th percentiles of the level of pay for executives with similar duties based on the survey data and the 2014 peer group data, and generally targets the 50th percentile for setting our executive base pay. This target level has been selected by the Compensation Committee as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to our peer group. However, the Compensation Committee does not set compensation components to meet specific benchmarks, but rather its philosophy allows flexibility as may be needed to recruit or retain certain key executives, to reward exceptional performance or in unique circumstances.

Each year, the Compensation Committee reviews the annual base salaries for each of our executive officers, considering whether existing base salary levels continue to be at or close to the 50th percentile for the Company’s peer group companies. In addition to considering the peer group and survey data, the Compensation Committee considers other factors, including our Chief Executive Officer’s recommendations for the other NEOs, the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, the competition for a particular skill set in the market and whether the Compensation Committee and Chief Executive Officer are generally satisfied with an executive’s past performance and expected future contributions.

After considering Compensia’s competitive analysis, our Chief Executive Officer presented the Compensation Committee with proposals for an annual base pay increase for our executive officers employed as of January 1, 2014. Factors included in our Chief Executive Officer’s proposals to the Compensation Committee were the current executive salaries compared against the 50th percentile data, general industry information which established an average merit increase per year of approximately 4%, and specific employee performance, progress against goal achievement, and contribution to overall corporate performance and goal achievement.

In January 2014, the Compensation Committee, and for Dr. Hixson, the independent non-employee member of the Board of Directors, approved increases to our senior management’s salaries effective as of January 1, 2014. In consideration of the factors described above, the base pay approved by the Compensation Committee for the majority of the NEOs was targeted generally at the 50th percentile, although three executives (Mr. Welch, Ms. Beaver and Dr. van den Boom) had base pay increase that were higher than the average in order to segue into the increases that would eventually be needed to facilitate our management succession planning and also to reward exceptional performance. The increase for Dr. Hixson was below the 50th percentile and not adjusted in lieu of his retirement notice. The changes in base pay were as follows:

NEO	2013 Base Salary	2014 Base Salary	Percentage Increase for 2014
Mr. Welch(1)	$400,000	$450,000	12.50%
Dr. Hixson	$520,000	$535,000	2.88%
Ms. Beaver(2)	$326,624	$350,000	7.15%
Mr. Maier	$354,299	$368,471	4.00%
Dr. van den Boom(3)	$375,000	$425,000	13.33%
Mr. Linton	—	$370,000	—
Ms. Weiner	$288,761	$300,311	4.00%
Dr. Bombard	$380,000	$395,960	4.20%

(1)	Mr. Welch’s base salary was increased from $400,000 to $412,000 (a 3% increase) in January 2014 and from $412,000 to $450,000 (a 9.22% increase) in June 2014 when he was promoted from President and Chief Operating Officer to Chief Executive Officer. The Compensation Committee determined it was an appropriate increase for the promotion based on our management succession plan and to provide retention and reward exceptional performance.
(2)	Ms. Beaver’s base salary was increased from $326,624 to $336,423 (a 3% increase) in January 2014 and from $336,423 to $350,000 (a 4.04% increase) in June 2014 when she was promoted from Vice President and Chief Accounting Officer to Chief Financial Officer. The Compensation Committee determined it was an appropriate increase for the promotion base on our management succession plan and to provide retention and reward exceptional performance.
(3)	Dr. van den Boom’s base salary was increased from $375,000 to $386,250 (a 3% increase) in January 2014 and from $386,250 to $425,000 (a 10% increase) in June 2014 when he was promoted from Executive Vice President, Research and Development, and Chief Technology Officer to Chief Scientific and Strategy Officer. The Compensation Committee determined it was appropriate increase for the promotion based on our management succession plan and to provide retention and reward exceptional performance.

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ANNUAL CASH BONUS

In January and February 2014, our Board of Directors, in conjunction with its work with our executive officers to establish our annual operating plan for the year, approved metrics for 2014 under our annual bonus program for our employees, including the NEOs. Initially, our Chief Executive Officer and Chief Financial Officer identified proposed corporate goals for the year that would support our annual operating plan, proposed relative weighting of these goals and proposed achievement and payout levels for each goal, and presented such goals, weightings, achievement levels, and payout levels within the framework of the annual bonus program to the Compensation Committee and full Board of Directors for consideration and approval. In a mid-year review the Compensation Committee approved a modification of the Corporate and individual goals to remove the Bioscience business’ net income, cash flow and revenue from the original goals which were based on both the Laboratories and Bioscience business net income, cash flow, and revenue. In addition, the Compensation Committee agreed that the impact to net income, cash flow, revenue or operating expense of any large, one-time transaction (e.g., one-time revenue gains, upfront fee, test fee payments, amortization of transaction costs and legal and other transaction-related expenses) would be excluded from consideration of goal attainment.

Target Bonus Levels. Under the annual bonus program, the target annual bonus of each NEO for 2014 was expressed as a percentage of base salary. In establishing these target annual bonus levels, the Compensation Committee considered competitive market data provided by Compensia (with reference to the 25th, 50th, and 75th percentiles of the competitive market), the recommendations of our Chief Executive Officer with respect to each individual (except with respect to his own target annual bonus), the executive’s experience, authority and responsibility, and the value of the executive to the Company as a whole and to our key business initiatives. In the case of our Chief Executive Officer, his target annual bonus was established by our Board of Directors, based on its consideration of these same factors.

Each NEO’s target bonus for 2014 was targeted at the 50th percentile. The Compensation Committee determined the target for Mr. Welch and Dr. van den Boom in recognition of their promotions, and to help align their compensation with our management succession plan, and for purposes of retention and to incentivize them with respect to future performance.

The target annual bonus levels of the NEOs for 2014, stated as a percentage of base salary, were as follows:

NEO	2013 Target Level	2014 Target Level
Mr. Welch(1)	50%	60%
Dr. Hixson	75%	75%
Ms. Beaver(2)	35%	40%
Mr. Maier	40%	40%
Dr. van den Boom(3)	50%	60%
Mr. Linton(4)	—	40%
Ms. Weiner	35%	35%
Dr. Bombard	35%	35%
(1)	Mr. Welch’s 2014 potential bonus payout to be pro-rated based on a target bonus opportunity of 50% for the period ruining 2014 in which he served as President and Chief Operating Officer and based on a target bonus opportunity of 60% for the period during 2014 in which he served as Chief Executive Officer.
(2)	Ms. Beaver’s 2014 potential bonus payout to be pro-rated based on a target bonus opportunity of 35% for the period ruining 2014 in which she served as Vice President and Chief Accounting Officer and based on a target bonus opportunity of 40% for the period during 2014 in which she served as Chief Financial Officer.
(3)	Dr. van den Boom’s 2014 potential bonus payout to be pro-rated based on a target bonus opportunity of 50% for the period ruining 2014 in which he served as Executive Vice President, Research and Development and Chief Scientific Officer and based on a target bonus opportunity of 60% for the period during 2014 in which he served as Chief Scientific and Strategy Officer.
(4)	Mr. Linton was hired on September 10, 2014 so did not have a target annual bonus in 2013.

Bonus Calculations and Performance Measures. Payouts were not made under the annual bonus program for 2014 because the threshold level of performance was not achieved. Under the annual bonus program, if bonus payouts for 2014 had been made, they would have been based on both corporate and individual performance, as follows:

((2014 Actual Salary x Bonus Target Percentage) x Corporate Performance) = Target Amount

Target Amount x Individual Performance = 2014 Individual Bonus Payout

The Board of Directors determines our actual performance for the year as measured against several pre-established corporate financial and operational goals. For any bonus payout to be made under the annual bonus program, we must achieve at least 75% of the target level for the pre-established corporate goals in the aggregate. Assuming that this condition is satisfied, the Compensation

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Committee determines whether our executive officers each individually performed satisfactorily to earn a bonus payment under the annual bonus program for the year. The individual performance multiplier can range from .75 to 1.3.

The Board of Directors, including the members of the Compensation Committee, established the corporate financial and operational goals, along with the target levels and relative weightings for 2014, as shown in the table below. The Board of Directors continues to believe that compensation should be tied to financial and operational goals that drive value and contribute to the long-term prosperity of the Company.

Bonus Program Decisions for 2014. In January 2015, the Compensation Committee determined that the corporate financial and operational goals for 2014 were satisfied at an aggregate performance level of approximately 67.5% which was less than the minimum 75% threshold required for triggering a payout under the annual bonus program, as follows:

2014 Company Performance Goals	Target Achievement at 100%(1)	Weighting	Actual Achievement	Percentage Earned
Q4-14 Net Income break-even	-$2M and $0	20%	-$1.5M	20%
Q4-14 Cash Flow Positive	$1M and $5M	30%	-$5.5M	0%
FY-14 Total Revenue	$160M and $176M	15%	$151.7M	10%
Launch of T21 risk score assay in Q3-14	Launch by Q3	10%	Launched Q3	10%
Completion of clinical evaluation of low cost T21 assay (Mat’l cost ≤ $75)	$74-$76	10%	$57	15%
MaterniT21 PLUS Quarterly Cash Collection Rate	38% for Q3 and Q4	15%	Q3=36% and Q4=39%	12.50%
Total		100%		67.50%
(1)	This calculation is based on the revised financial and operation goals following the Bioscience sale.

Because the Company did not achieve at least 75% of the target level for the pre-established corporate goals in the aggregate, the Compensation Committee did not consider the individual performance of each executive officer, and the full Board of Directors did not consider the individual performance of the CEO, for purposes of making its bonus decisions under the annual bonus program, as would have been done if the minimum threshold had been met.

Special One-Time Cash Bonus. In December 2014, the Compensation Committee approved a one-time cash bonus to all eligible employees of the Company in an aggregate amount of $2.07 million in recognition of our execution of a series of agreements with Illumina, Inc. Eligible employees were all employees of the Company as of December 2014 who were not subject to a separate incentive-based compensation plan. This bonus was paid in January 2015. The series of agreements with Illumina are transformational for our business because the agreements settled litigation with Illumina affiliates and provide a means for us to benefit financially from the use of Illumina’s and our NIPT technology by licensees on a global basis. The agreements with Illumina include an agreement pursuant to which the parties have pooled their intellectual property directed to noninvasive prenatal testing, or NIPT, and Illumina paid an aggregate $50 million upfront payment to us in addition to agreeing to pay us royalties for sales of in-vitro diagnostic, or IVD, kits for NIPT and a share of per-test fees paid into the pool by both parties and their sublicensees for laboratory-developed NIPT tests. Illumina has also agreed to minimum yearly payments to us under the pool through 2020 covering both IVD royalties and the Company’s share of the collected test fees. We and Illumina also entered into (i) a Settlement Agreement pursuant to which the parties settled certain longstanding claims and released the other party from certain liabilities and (ii) an expanded supply agreement, pursuant to which we and our affiliates will purchase various products from Illumina, which we and they will be able to use for NIPT as well as for other clinical and research uses. These pivotal agreements will enable us to continue to expand our laboratory tests offerings while also allowing it to participate more broadly in the growing global NIPT marketplace. In addition, the settlement of the litigation will result in a significant reduction of the Company’s legal expenses and corresponding improvement in cash flow while also removing the risk of an unfavorable judgment from the litigation.

The Compensation Committee determined that it was appropriate to recognize the Company’s employees with this special bonus because of the significant efforts displayed and the extraordinary results achieved by the Company’s employees on a transformational relationship that was not contemplated at the time the annual bonus plan goals were determined at the beginning of 2014. With respect to the NEOs, each was directly and significantly involved in the negotiations of the agreements with the multiple parties and devoted a significant amount of time and energy toward the transaction. These activities took place during the entire calendar year culminating in the December 2, 2014 execution of the agreements. One-Time Cash Bonuses paid to the NEOs were as follows:

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Name	Cash Bonus
Mr. Welch	$150,000
Dr. Hixson	—
Ms. Beaver	$115,000
Mr. Maier	—
Dr. van den Boom	$150,000
Mr. Linton	$50,000
Ms. Weiner	$90,000
Dr. Bombard	—

Dr. Hixson, Mr. Maier, and Dr. Bombard were not eligible for this one-time bonus because they were not employees at the time the transaction with Illumina was completed.

EQUITY AWARDS

Stock Options. Stock options provide a return to our NEOs only if the market price of our common stock appreciates over the stock option term and only if the NEO remains with us through each applicable vesting date. We do not re-price past stock option grants that may have an exercise price that exceeds the market price. Annual equity awards were granted in February 2014, and all of the stock options granted had exercise prices equal to the fair market value of our common stock as of the date of grant. Mr. Welch, Dr. van den Boom and Ms. Beaver were also granted stock options at the time of their respective promotions on June 10, 2014, with exercise prices equal to the fair market value of our common stock as of the date of grant. In addition, two separate issuances of shares were granted to Mr. Welch and Dr. van den Boom, which are subject to the options vesting over four years and only becoming exercisable for the first grant if the price of our common stock appreciates such that the closing sales price, as quoted on any established stock exchange or market, is a minimum of a 25% premium (equal to $3.84 per share) to the exercise price ($3.07 per share) of the stock option for at least 30 consecutive days. The second grant is subject to the shares vesting after four years and only being exercisable if our common stock appreciates such that the closing price, as quoted on any established stock exchange or market, is a minimum of $5.00 for at least 30 consecutive days after the vesting date. To date, these stock appreciation triggers for exercisability have not been met. Options granted to our other NEOs generally vest on a monthly basis over four years subject to each individual’s continued service to the Company.

Restricted Stock Unit Awards. In connection with the annual equity awards granted in 2014, the Compensation Committee also granted restricted stock unit awards to our NEOs. Mr. Welch, Dr. van den Boom and Ms. Beaver were also granted restricted stock unit awards at the time of their respective promotions on June 10, 2014. The Compensation Committee believes that restricted stock unit awards serve as a long-term retention tool for our NEOs and are less dilutive than stock options since a lesser number of shares provide the same value as a greater number of stock options. The Compensation Committee also believes that restricted stock unit awards motivate our NEOs to increase the value of our common stock. The restricted stock unit awards vest in equal annual increments over four years.

2014 Equity Awards. As with cash incentive opportunities, in determining the equity opportunity for each of our executive officers, the Compensation Committee believes that the incentive opportunity should make up a larger portion of each executive officer’s target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for our Chief Executive Officer are generally a greater percentage of total compensation than are the equity awards granted to our other executive officers.

The values of prior outstanding equity awards and prior year equity awards were a factor in determining current year equity awards. Equity awards are determined by reference to the industry data as described above, the value of the particular executive officer to our Company as a whole and to our Company’s key business initiatives, and the individual’s performance and contribution to Company goals. The Compensation Committee desired a competitive and efficient plan and began by considering the 50th percentile of equity awards granted to executives with similar duties based on the survey data and the 2014 peer group data and made adjustments for individual performance considerations. This target level is a reference point in determining whether the equity award is likely to provide for sufficient retention and alignment of the interests of management with those of our stockholders with the goal of creating long-term growth and value for the Company.

In February 2014, the Compensation Committee and the independent members of our Board of Directors with respect to Dr. Hixson and Mr. Welch granted options to purchase shares of our common stock and restricted stock unit awards to our senior management pursuant to our 2006 Plan.

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The NEOs received option awards in 2014 covering the number of shares set forth below:

NEO	Number of Shares		Grant Date Fair Value
Dr. Hixson	101,000	(1)	$197,410
Mr. Welch	251,000		$544,742
Mr. Maier	93,000		$169,976
Ms. Beaver	64,500		$136,144
Dr. van den Boom	232,500		$504,395
Ms. Weiner	43,000		$78,591
Mr. Linton	125,000	(2)	$326,675
Dr. Bombard	80,000		$146,216
(1)	Includes 20,000 shares of common stock with a grant date fair value of $49,366 granted to Dr. Hixson for his service on the Board of Directors after his retirement as an officer and employee.
(2)	Represents a stock option award granted upon Mr. Linton’s commencement of employment with the Company.

The NEOs received restricted stock unit awards in 2014 for the number of shares set forth below:

NEO	Number of Shares		Grant Date Fair Value
Dr. Hixson	40,500		$91,935
Mr. Welch	76,000		$190,120
Mr. Maier	46,000		$104,420
Ms. Beaver	32,000		$83,840
Dr. van den Boom	66,500		$164,155
Ms. Weiner	22,000		$49,940
Mr. Linton	100,000	(1)	$330,000
Dr. Bombard	40,000		$90,800
(1)	Represents a restricted stock unit award granted upon Mr. Linton’s commencement of employment with the Company.

The Company’s general policy is to make annual equity awards at the first Compensation Committee or full Board of Directors meeting each year, we do not time the granting of stock option or other equity awards with any favorable or unfavorable news relating to the Company, and all equity awards are granted at fair market value and in the case of options, with an exercise price at fair market value. During 2014, we were consistent with this approach. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

COMPENSATION POLICIES

Stock Ownership Guidelines. We adopted stock ownership guidelines (the “Ownership Guidelines”) in 2012 that require our Chief Executive Officer and non-employee members of our Board of Directors to maintain a certain level of ownership of our common stock. The Ownership Guidelines provide that each individual must own the number of shares of Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable, which amount shall be determined by multiplying the number of shares owned (and certain shares subject to vested restricted stock unit awards where issuance of shares is deferred and a portion of vested but unexercised shares underlying options for which the market price exceeds the exercise price) by such covered person and by the closing price of such shares on the date on which such evaluation is made. Each person will have a period of 5 years to comply with the ownership requirements starting from the later of the adoption of the Ownership Guidelines or the date such individual becomes covered by the Ownership Guidelines.

Anti-Hedging and Anti-Pledging Policies. We also maintain an insider trading policy that, in addition to prohibiting trading during closed window periods, prohibits such individuals from short selling our stock and using hedging instruments or borrowing against or pledging our stock. Additionally, our Code of Business Conduct and Ethics prohibits employees from engaging in any transaction in which an employee would derive an economic benefit as a result of a decline in our stock price.

Compensation Recovery Policy. We also maintain a policy for recoupment of incentive compensation, or a clawback policy. The clawback policy applies to any of our current and former executive officers who, at the relevant time, were designated by the Board as an officer for purposes of Section 16 of the 1934 Act (each, a “covered person”). Under the clawback policy, if we are required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of the clawback policy and the Board determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then the Board may recoup certain incentive compensation paid to the covered persons. Specifically, the Board

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may require a covered person to repay some or all of (i) any bonus compensation received that was calculated based on the financial statements that were subsequently restated, (ii) up to the full amount of any equity incentive grant received that was determined based on the financial statements that were subsequently restated and (iii) some or all of any gains realized on the exercise of stock options or on the open-market sale of vested shares during certain periods. The Board may seek recoupment from each applicable covered person from prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.

OTHER COMPENSATION

All of our executive officers receive life and disability insurance benefits and either health insurance benefits under the programs that are available to all employees or cash payments in lieu of participating in those programs. During the first half of 2014, prior to his retirement in June of 2014, Mr. Maier received cash payments of $100 per month in lieu of receiving a health insurance benefit, a benefit choice available to all full-time U.S. employees. The Company provides for a 401(k) plan but currently does not provide a “match” for employee contributions.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

In 2007, the Compensation Committee approved a Change in Control Severance Benefit Plan (the “Change in Control Plan”), which provides three tiers of severance payments and benefits for designated senior executives in the event that their employment is terminated under certain circumstances in connection with a change in control of the Company. Each of the current NEOs is a participant in the Change in Control Plan.

We believe that the payments and benefits available under the Change in Control Plan are an important component of our overall executive compensation program because these payments and benefits help us retain executive talent and, in the event of a potential change of control, allow the executives to focus on the potential transaction without concern for their personal near-term financial future and to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. The Change in Control Plan also allows us to provide a standard set of payments and benefits to new and existing executives and avoids negotiation of individual arrangements with executive officers. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize their own employment.

The payments and benefits available under the Change in Control Plan are subject to a “double trigger”; that is, they are payable only in the event that an executive officer loses his or her employment in connection with a change in control of Company. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment. The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration for equity awards and health insurance and other benefits.

Each participant is assigned by the Compensation Committee to one of three tiers, based upon several factors including the participant’s title, role, and responsibility. The tier selection for each participant is determined by the full Board of Directors for the Chief Executive Officer and the Compensation Committee for executive officers. The Compensation Committee established three tiers in recognition of the different levels of involvement individual executives may have in potential corporate transactions. The estimated potential payments and benefits available under the Change in Control Plan are described in the “Post-Employment Payments” section below.

POLICY REGARDING TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code generally provides that public corporations may not deduct remuneration in excess of $1 million paid to their chief executive officer and three other most highly-compensated executive officers (other than its chief financial officer) in any in a calendar year. Remuneration that qualified as “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.

While the Compensation Committee is mindful of the benefit of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy regarding the limitation of executive pay to amounts that would be deductible under Section 162(m) of the Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders and retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

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EXECUTIVE COMPENSATION

2014 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation paid to, received by, and earned by our NEOs for the fiscal years ended December 31, 2014, December 31, 2013, and December 31, 2012.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

William J. Welch President and Chief Executive Officer(4)	2014	432,954		190,120	(5)	554,742	—	—	825	1,167,816
	2013	400,000		—		—	—	—	1,444	401,444
	2012	353,280		206,500	(6)	943,440	158,745	—	1,476	1,663,441

Harry F. Hixson, Jr. Former Chief Executive Officer	2014	251,306		91,935	(7)	197,410	—	—	378	541,028
	2013	520,000		340,080	(8)	538,013	—	—	6,794	1,404,887
	2012	500,000		—		1,557,147	303,900	—	6,986	2,368,033

Carolyn D. Beaver Senior Vice President and Chief Financial Officer(9)	2014	343,867		83,840	(10)	136,144	—	—	794	564,645

Paul V. Maier Former Chief Financial Officer	2014	165,703		104,420	(11)	169,976	—	—	871	440,970
	2013	354,299		118,976	(12)	188,222	—	—	5,673	667,170
	2012	340,673		—		519,049	138,041	—	5,780	1,003,543

Dirk van den Boom Executive Vice President, Chief Scientific and Strategy Officer(14)	2014	407,625		164,155	(14)	504,395	—	—	825	1,077,000
	2013	375,000		—		—	—	—	1,064	376,064
	2012	328,125		177,000	(15)	664,790	147,422	—	1,042	1,318,379

Robin Weiner Senior Vice President, Corporate Governance and Regulatory Affairs	2014	300,222		49,940	(19)	78,591	—	—	721	429,474

Jeffrey D. Linton Senior Vice President, General Counsel and Secretary(16)	2014	111,000	(17)	330,000	(18)	326,675	16,000	—	241	783,916

Allan T. Bombard Former Chief Medical Officer	2014	192,224		90,800	(20)	146,216	—	—	828	430,068
	2013	380,000		124,384	(21)	196,778	—	—	2,701	703,863
	2012	360,006		—		519,049	140,404	—	2,093	1,021,552

(1)	Represents the full grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below.
(2)	Represents the full grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below. The stock option grants to our executive officers generally vest on a monthly basis over four years, unless they are grants made in connection with the start of employment in which case such awards typically vest 25% after the first 12 months, with the remainder vesting in 36 successive equal monthly installments.
(3)	Represents health insurance benefits (or for Mr. Maier, cash payments in lieu of health insurance benefits), life, and disability insurance.
(4)	Mr. Welch became our President and Chief Executive Officer on March 10, 2015. Prior to this role, he served as our Chief Executive Officer between June 2014 and March 2014 and as our President and Chief Operating Officer between December 2012 and June 2014.
(5)	Represents restricted stock unit awards for 54,000 and 22,000 shares of common stock granted to Mr. Welch at a fair value of $2.27 and $3.07 per share on the date of grant, respectively.
(6)	Represents a restricted stock unit award for 43,750 shares of common stock granted to Mr. Welch at a fair market value of $4.72 per share on the date of grant.
(7)	Represents a restricted stock unit award for 40,500 shares of common stock granted to Dr. Hixson at a fair value of $2.27 per share on the date of grant.
(8)	Represents a restricted stock unit award for 81,750 shares of common stock granted to Dr. Hixson at a fair market value of $4.16 per share on the date of grant.
(9)	Ms. Beaver became our Senior Vice President and Chief Financial Officer on March 10, 2015. Prior to this role, she served as our Chief Financial Officer from June 10, 2014 to March 10, 2015 and as our Vice President and Chief Accounting Officer from June 2012 to June 2014.

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(10)	Represents restricted stock unit awards for 18,000 and 14,000 shares of common stock granted to Ms. Beaver at a fair value of $2.27 and $3.07 per share on the date of grant, respectively.
(11)	Represents a restricted stock unit award for 46,000 shares of common stock granted to Mr. Maier at a fair value of $2.27 per share on the date of grant.
(12)	Represents a restricted stock unit award for 28,600 shares of common stock granted to Mr. Maier at a fair market value of $4.16 per share on the date of grant.
(13)	Dr. van den Boom became our Executive Vice President, Chief Scientific and Strategy Officer. Prior to this role, he served as our Chief Scientific & Strategy Officer between June 2014 and March 2015 and as our Executive Vice President, Research and Development and Chief Scientific Officer.
(14)	Represents restricted stock unit awards for 50,000 and 16,500 shares of common stock granted to Ms. Beaver at a fair value of $2.27 and $3.07 per share on the date of grant, respectively.
(15)	Represents a restricted stock unit award for 37,500 shares of common stock granted to Dr. van den Boom at a fair market value of $4.72 per share on the date of grant.
(16)	Mr. Linton became our Senior Vice President, General Counsel and Secretary on March 10, 2015. Prior to this role, he served as our Senior Vice President and General Counsel since joining the Company on September 10, 2014.
(17)	Represents a pro-rata portion of Mr. Linton’s salary based on his September 10, 2014 start date with the Company.
(18)	Represents a restricted stock unit award for 100,000 shares of common stock granted to Mr. Linton at a fair value of $3.30 per share on the date of grant.
(19)	Represents a restricted stock unit award for 22,000 shares of common stock granted to Ms. Weiner at a fair value of $2.27 per share on the date of grant.
(20)	Represents a restricted stock unit award for 40,000 shares of common stock granted to Dr. Bombard at a fair value of $2.27 per share on the date of grant.
(21)	Represents a restricted stock unit award for 29,900 shares of common stock granted to Dr. Bombard at a fair market value of $4.16 per share on the date of grant.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with Dr. Hixson, Mr. Welch and Dr. van den Boom and extended employment offer letters to Mr. Maier, Ms. Beaver, Ms. Weiner, Mr. Linton and Dr. Bombard. These arrangements set forth the terms of employment for each of these individuals, including their initial base salary, target annual bonus, equity award recommendation, and participation in our health and welfare benefit plans. In addition, these arrangements stipulate that each individual is eligible for certain payments and benefits under our Change in Control Severance Benefit Plan. These post-employment compensation arrangements are discussed in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

The material terms and conditions of the employment arrangements of the NEOs are as follows.

DR. HIXSON

On March 13, 2010, we entered into an employment agreement with Dr. Hixson that formalized his employment as our Chief Executive Officer on an “at-will” basis commencing September 28, 2009. This agreement set forth the initial terms and conditions of his employment, including base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an additional stock option grant. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. This employment agreement was subject to reaffirmation of the standard proprietary information and invention agreement that he had previously executed an agreement to abide by non-competition and non-solicitation covenants.

This agreement also set forth his eligibility for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, as a Tier I participant in our Change in Control Severance Benefit Plan.

Dr. Hixon retired as our Chief Executive Officer on June 10, 2014. Upon retirement, the Board of Directors approved continuation of health plan coverage for 24 months for Dr. Hixson and his family. Following his retirement as our Chief Executive Officer, Dr. Hixson remained Chairman of our Board of Directors through March 31, 2015 and continued receiving compensation as a director.

MR. WELCH AND DR. VAN DEN BOOM

On January 29, 2014, we entered into employment agreements with Mr. Welch, and Dr. van den Boom that formalized their employment with us on an “at-will” basis as our Chief Executive Officer (Mr. Welch) and Chief Scientific and Strategy Officer (Dr. van den Boom). The agreements each have a term of 3 years and set forth the initial terms and conditions of their employment, including base salary, target annual bonus, and standard employee health and welfare benefit plan participation. These compensation arrangements are subject to future adjustment in the discretion of the Board of Directors based on an evaluation of individual performance and any company policies regarding adjustments in officer compensation established from time to time by the Board of Directors. Mr. Welch and Dr. van den Boom are each entitled to certain payments in the event of the termination of their employment with us; these payments are discussed in more detail in the “Post-Employment Payments” section below. The employment agreements do not apply to any termination of Mr. Welch’s or Dr. van den Boom’s employment in connection with a

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change in control of the company, as provided for under our Change in Control Plan. Mr. Welch and Dr. van den Boom previously executed our standard proprietary information and invention agreement.

MR. MAIER, MS. BEAVER, MS. WEINER, MR. LINTON, AND DR. BOMBARD

In connection with their initial employment with us, we entered into employment offer letters with each of Mr. Maier, Ms. Beaver, Ms. Weiner, Mr. Linton, and Dr. Bombard. Each of these offer letters provides for “at-will” employment and sets forth the initial terms and conditions of employment of each individual, including his/her base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an equity award. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. In addition, these offer letters provided that each individual would be eligible for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, under our Change in Control Severance Benefit Plan. Further, these employment offers were subject to execution of our standard proprietary information and invention agreement.

Mr. Maier retired on June 10, 2014, at which time we entered into a consulting services agreement that sets forth our agreement to pay a monthly rate of $5,000 for Mr. Meier’s provision of three days per month of consulting services to the Company. This agreement also allows us to request consulting services from Mr. Meier in excess of three days in a month, in which case we pay Mr. Maier a rate of $200 per hour. The consulting services agreement terminated in February 2015. In 2014, Mr. Maier received $23,333.33 for Consulting Services.

Dr. Bombard retired on June 10, 2014.

POST-EMPLOYMENT PAYMENTS

PAYMENTS NOT RELATED TO A CHANGE IN CONTROL

DR. HIXSON Under Dr. Hixson’s employment agreement, Dr. Hixson was eligible to receive continued Company paid health insurance premiums for 90 days from his termination date and a pro-rated portion of any target bonus determined to be appropriate after completion of the entire target bonus year (there was no 2014 Executive bonus payout due to not meeting bonus performance goals). In March 2014, in connection with Dr. Hixson’s retirement on June 10, 2014, the Board of Directors approved continuation of health plan coverage for 24 months for Dr. Hixson and his family. The value of health plan coverage for 24 months based on 2014 Cobra rates is $37,439. Following his retirement as our Chief Executive Officer, Dr. Hixson remained Chairman of our Board of Directors through March 31, 2015 and continued receiving compensation as a director.

MR. WELCH AND DR. VAN DEN BOOM Under their employment agreements entered into on January 29, 2014, if Mr. Welch’s or Dr. van den Boom’s employment is terminated either by us without “cause” or by Mr. Welch or Dr. van den Boom for “good reason” (each as defined in their employment agreements), then each is eligible under his respective employment agreement to receive: twelve months of then-current base salary at the time of termination and a pro-rated (to the date of termination) portion of his target bonus level, both payable within 60 days of termination; continued health benefits for one year following the date of termination or until an earlier date that Mr. Welch or Dr. van den Boom obtains new employment that provides at least substantially the same benefits; accelerated vesting of all stock options and other equity awards issued by us for a period of 12 months following the date of termination; and an exercise period to exercise any outstanding vested stock option grants until the earlier of 12 months following employment termination or the expiration of the term of the stock option grant.

Except as set forth above, none of our NEOs are eligible to receive any payments or benefits upon a termination of employment that is not related to a change in control of the Company. In addition, except as set forth above, none of our NEOs are eligible to receive any payments or benefits if their employment is terminated for cause or as the result of retirement, death or disability.

PAYMENTS RELATED TO A CHANGE IN CONTROL

We currently provide post-employment payments and benefits to our NEOs in certain limited circumstances pursuant to our Change in Control Plan. Our Change in Control Plan provides payments and benefits to designated executive officers following a termination of employment in connection with a change in control of the Company. None of our NEOs are eligible to receive additional payments or benefits under their employment or letter agreements.

Our Change in Control Plan provides that following a covered termination of employment (as defined in the Change in Control Plan as a termination of employment by the Company without cause or a voluntary resignation of employment for good reason,

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either of which occurring within the one-month period preceding the date of a change in control or the 11-month period following a change in control), participants continue to receive, for a specified period based on each participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration of outstanding equity awards and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers.

We are not obligated under our Change in Control Plan or pursuant to any employment agreement to provide any tax gross-up payments intended to offset the cost of excise taxes that may be imposed if any payment provided to an NEO is considered a “parachute payment” for purposes of Sections 280G and 4999 of the Code. Under the Change in Control Plan, the total of any payments that would be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code and subject to excise tax under Section 4999 of the Code are limited to the amount that would result in no excise tax being imposed (or, if greater, an amount in which the participant receives a net after-tax payment if the excise tax is assessed), a provision known as a “best-after-tax” arrangement.

TIER I. Dr. Hixson was been assigned to Tier I, and in March 2014, Mr. Welch and Dr. van den Boom were changed from Tier II to Tier I participants. Participants who have been assigned to Tier I are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 24 months following termination of employment, subject to a reduction during the last six months of such period for any salary the participant receives from other full-time employment during the 24 months following termination of employment. Tier I participants are also eligible to receive a single lump-sum payment equal to 1.5 times their target bonus amount, and all unvested equity awards held by them will vest immediately upon termination of employment. We will also pay premiums for continuation of health plan coverage for 18 months following termination of employment.

TIER II. Mr. Maier and Dr. Bombard were, and Ms. Beaver, Ms. Weiner, and Mr. Linton are, assigned to Tier II. Participants who have been assigned to Tier II are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier II participants are eligible to receive a single lump-sum payment equal to such participant’s target bonus amount and all of the participant’s equity awards that use time-based vesting will immediately vest as to all remaining vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

TIER III. Participants that have been assigned to Tier III are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier III participants are eligible to have all equity awards that use time-based vesting immediately vest as to the next 24 months of vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND BENEFITS

The following table below sets forth the potential payments and benefits that would be received by the NEOs upon a termination of employment, including a termination of employment in connection with a change in control of the Company, assuming that the termination of employment occurred on December 31, 2014.

The value of the equity awards reported below represents the intrinsic value of the outstanding and unvested equity awards as of December 31, 2014 that would become vested as a result of such triggering event. The market value of the Company’s common stock used for such calculations was the closing price of the common stock on December 31, 2014 of $3.70 per share.

	Upon Termination Under Specified Circumstance Following a Change in Control
	Upon termination without cause ($)	Salary Continuation Value ($)	Bonus Continuation Value ($)	Benefit Continuation Value ($)	Equity Acceleration ($)	Total Value ($)
William J. Welch, President and Chief Executive Officer	$893,633	$900,000	$405,000	$26,226	$606,664	$1,937,890
Harry F. Hixson, Former Chief Executive Officer	—	—	—	—	—	—
Carolyn D. Beaver, Senior Vice President and Chief Financial Officer	—	$350,000	$140,000	$17,435	$206,853	$714,288
Paul V. Maier, Former Chief Financial Officer	—	—	—	—	—	—

45

	Upon Termination Under Specified Circumstance Following a Change in Control
	Upon termination without cause ($)	Salary Continuation Value ($)	Bonus Continuation Value ($)	Benefit Continuation Value ($)	Equity Acceleration ($)	Total Value ($)
Dirk van den Boom, Ph.D., Executive Vice President, Chief Scientific and Strategy Officer	$835,788	$850,000	$382,500	$28,079	$559,046	$1,819,625
Robin Weiner, Senior Vice President, Corporate Governance and Regulatory Affairs	—	$300,311	$105,109	$6,220	$215,040	$626,680
Jeffrey D. Linton, Senior Vice President, General Counsel and Secretary	—	$370,000	$148,000	$18,719	$420,000	$956,719
Allan T. Bombard, M.D., Former Chief Medical Officer	—	—	—	—	—	—

2014 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2014.

	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Threshold/Target/Max) $	Estimated Future Payouts Under Equity Incentive Plan Awards (Threshold/Target/Max) $	All Other Option Awards; Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
William J. Welch, President and Chief Executive Officer	2/1/2014	—	—	31,500	(3)	2.27	57,572	(7)
	2/1/2014	—	—	76,500	(4)	2.27	139,819	(7)
	2/1/2014	—	—	54,000	(5)	2.27	122,580
	6/10/2014	—	—	22,000	(5)	3.07	67,540
	6/10/2014	—	—	59,995	(3)(11)	3.07	97,988
	6/10/2014	—	—	103,005	(4)(11)	3.07	249,363
Harry F. Hixson, Former Chief Executive Officer	6/10/2014	—	—	20,000	(4)	3.07	49,366	(6)
	2/1/2014	—	—	81,000	(4)(9)	2.27	148,044	(7)(10)
	2/1/2014	—	—	40,500	(5)	2.27	91,935
	6/17/2005	—	—	5,000	(4)(9)	3.48	1,250	(10)
	6/6/2006	—	—	50,000	(4)(9)	1.87	15,000	(10)
	6/22/2007	—	—	20,000	(4)(9)	4.58	14,200	(10)
	5/30/2008	—	—	20,000	(4)(9)	7.69	12,400	(10)
	5/12/2009	—	—	20,000	(4)(9)	3.42	14,400	(10)
	10/21/2009	—	—	58,996	(4)(9)	3.39	39,527	(10)
	10/21/2009	—	—	128,504	(4)(9)	3.39	86,098	(10)
	10/21/2009	—	—	29,498	(4)(9)	3.39	19,764	(10)
	10/21/2009	—	—	158,002	(4)(9)	3.39	105,861	(10)
	10/4/2010	—	—	59,520	(4)(9)	6.96	86,304	(10)
	2/14/2011	—	—	59,700	(4)(9)	6.7	137,011	(10)
	2/14/2011	—	—	310,300	(4)(9)	6.7	712,138	(10)
	2/7/2012	—	—	8,375	(4)(9)	4.92	23,612	(10)
	2/7/2012	—	—	192,625	(4)(9)	4.92	523,743	(10)
	2/1/2013	—	—	11,040	(4)(9)	4.16	26,694	(10)
	2/1/2012	—	—	152,460	(4)(9)	4.16	361,126	(10)
	2/7/2012	—	—	8,375	(4)(9)	4.92	23,612	(10)
	2/7/2012	—	—	192,625	(4)(9)	4.92	523,743	(10)
Carolyn D. Beaver, Senior Vice President and Chief Financial Officer	2/1/2014	—	—	36,000	(3)	2.27	65,797	(7)
	2/1/2014	—	—	18,000	(5)	2.27	40,860
	6/10/2014	—	—	28,500	(3)	3.07	70,347	(6)
	6/10/2014	—	—	14,000	(5)	3.07	42,980

46

	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Threshold/Target/Max) $	Estimated Future Payouts Under Equity Incentive Plan Awards (Threshold/Target/Max) $	All Other Option Awards; Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Paul V. Maier, Former Chief Financial Officer	2/1/2014	—	—	46,000	(5)	2.27	10,4420
	2/1/2014	—	—	93,000	(4)(9)	2.27	169,976	(7)(10)
	2/14/2011	—	—	60,400	(4)(12)	6.7	138,618	(10)
	2/14/2011	—	—	2,100	(4)(12)	6.7	4,820	(10)
	2/7/2012	—	—	22,362	(4)(12)	4.92	63,045	(10)
	2/7/2012	—	—	111,638	(4)(12)	4.92	303,544	(10)
	2/1/2013	—	—	16,683	(4)(12)	4.16	40,339	(10)
	2/1/2013	—	—	40,517	(4)(12)	4.16	95,973	(10)
Dirk van den Boom, Ph.D., Executive Vice President, Chief Scientific and Strategy Officer	2/1/2014	—	—	29,167	(3)	2.27	53,308	(7)
	2/1/2014	—	—	70,833	(4)	2.27	129,461	(7)
	2/1/2014	—	—	50,000	(5)	2.27	113,500
	6/10/2014	—	—	16,500	(5)	3.07	50,655
	6/10/2014	—	—	37,617	(3)(11)	3.07	92,162
	6/10/2014	—	—	94,883	(4)(11)	3.07	229,464
Robin Weiner, Senior Vice President, Corporate Governance and Regulatory Affairs	2/1/2014	—	—	23,292	(3)	2.27	42,571	(7)
	2/1/2014	—	—	19,708	(4)	2.27	36,020	(7)
	2/1/2014	—	—	22,000	(5)	2.27	49,940
Jeffrey D. Linton, Senior Vice President, General Counsel and Secretary	11/3/2014	—	—	119,555	(3)	3.3	312,445	(8)
	11/3/2014	—	—	5,445	(4)	3.3	14,229	(8)
	11/3/2014	—	—	100,000	(5)	3.3	330000
Allan T. Bombard, M.D., Former Chief Medical Officer	2/1/2014	—	—	27,887	(3)	2.27	50,969	(7)
	2/1/2014	—	—	52,113	(4)	2.27	95,247	(7)
	2/1/2014	—	—	40,000	(5)	2.27	90,800

(1)	This column reflects the date that our Board of Directors or the Compensation Committee, as applicable, approved the award.
(2)	Represents the full grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718.
(3)	Incentive stock option granted under the 2006 Equity Incentive Plan.
(4)	Non-qualified stock option granted under the 2006 Equity Incentive Plan.
(5)	Restricted stock unit awards granted under the 2006 Equity Incentive Plan.
(6)	The grant date fair value of the option to purchase shares of the Company’s common stock granted on June 10, 2014 calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 93.8%; an expected term to exercise of 7.09 years from the date of grant; a risk-free interest rate of 2.16%; and a dividend yield of 0%.
(7)	The grant date fair value of the option to purchase shares of the Company’s common stock granted on February 1, 2014 calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 94.0%; an expected term to exercise of 7.14 years from the date of grant; a risk-free interest rate of 1.96%; and a dividend yield of 0%.
(8)	The grant date fair value of the option to purchase shares of the Company’s common stock granted on November 3, 2014 calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 92.7%; an expected term to exercise of 6.88 years from the date of grant; a risk-free interest rate of 2.14%; and a dividend yield of 0%.
(9)	Effective June 10, 2014, the Company’s Board of Directors approved the modification of all stock options granted to Dr. Hixson prior to his retirement as an employee and executive officer and return to service as a non-employee director to extend the exercise period for three years following Dr. Hixson’s cessation of service as a member of the Board of Directors. This modification was consistent with the exercise period of stock option grants awarded to the Company’s non-employee directors under the Company’s non-employee director compensation program, and the Grant Date Fair Value in the table reflects this modification.
(10)	Amount represents the remaining original grant date fair value of the unvested options based on the Black-Scholes option pricing model at the date of modification plus the incremental fair value calculated using the Black-Scholes model related to the additional value obtained of extending the period of time the options can be exercised.
(11)	We granted Mr. Welch and Dr. van den Boom stock options that contained booth service and market performance conditions. The 1st grant of stock options to Mr. Welch and Dr. van den Boom was comprised of 43,000 and 32,500 stock options, respectively, which vest equally over 48 months, beginning on July 1, 2014. The stock options only become exercisable if the Company’s stock price appreciates such that the closing price is a minimum of $3.84 for at least 30 consecutive trading days. Additionally, we granted Mr. Welch and Dr. van den Boom (the 2nd grant) 100,000 stock options each which vest on the fourth anniversary of the grant, June 10, 2018 and are only exercisable if the Company’s stock price is $5 or more for at least 30 consecutive trading days after the vest date. As these awards contained market conditions we determined the fair value of the options on the date of grant using a Monte Carlo Simulation model, which was determined to be $2.45 per share for the 1st grants and $2.42 per share for the 2.
(12)	Effective June 10, 2014, the Company’s Board of Directors approved the modification of all outstanding stock options granted to Mr. Maier prior to his retirement as an employee and executive officer and transition to a consulting role for the Company to extend the exercise period for one year following Mr. Maier’s cessation of service as a consultant.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information regarding outstanding equity awards held by the NEOs at the end of the fiscal year ended December 31, 2014.

	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
William J. Welch, President and Chief Executive Officer	—		14,236	(1)	4.72	12/10/2022	21,874	(2)	80,934
	43,750	(3)	29,514	(3)	4.72	12/10/2022	54,000	(11)	199,800
	60,975	(4)	26,992	(4)	4.92	2/7/2022	22,000	(12)	81,400
	52,358	(5)	19,675	(8)	4.92	2/7/2022	—		—
	146,875	(6)	3,125	(6)	7.70	1/7/2021	—		—
	—		31,500	(4)	2.27	2/1/2024	—		—
	22,500	(5)	54,000	(5)	2.27	2/1/2024	—		—
	—		29,245	(7)	3.07	6/10/2024	—		—
	—		10,750	(8)	3.07	6/10/2024	—		—
	—		70,755	(9)	3.07	6/10/2024	—		—
	—		32,250	(10)	3.07	6/10/2024	—		—
Harry F. Hixson, Former Chief Executive Officer	—		20,000	(13)	3.07	6/10/2024	61,312	(14)	226,854
	—		11,040	(5)(15)(16)	4.16	2/1/2023	40,500	(24)	149,850
	74,938	(5)(15)(16)	77,522	(5)(15)(16)	4.16	2/1/2023	—		—
	284,750	(5)(17)(16)	100,500	(5)(17)(16)	4.92	2/7/2022	—		—
	—		16,750	(5)(17)(16)	4.92	2/7/2022	—		—
	44,775	(5)(16)	14,925	(5)	6.70	2/14/2021	—		—
	309,808	(5)(16)	492	(5)	6.7	2/14/2021	—		—
	59,520	(26)(16)	—		6.96	10/4/2020	—		—
	58,996	(18)(16)	—		3.39	10/21/2019	—		—
	128,504	(18)(16)	—		3.39	10/21/2019	—		—
	29,498	(18)(16)	—		3.39	10/21/2019	—		—
	158,002	(18)(16)	—		3.39	10/21/2019	—		—
	20,000	(13)(16)	—		3.42	5/12/2019	—		—
	20,000	(13)(16)	—		7.69	5/30/2018	—		—
	20,000	(13)(16)	—		4.58	6/22/2017	—		—
	50,000	(13)(16)	—		1.87	6/6/2016	—		—
	5,000	(13)(16)	—		3.48	6/17/2015	—		—
	67,500	(5)(16)	13,500	(5)(16)	2.27	2/1/2024	—		—
Carolyn D. Beaver, Senior Vice President and Chief Financial Officer	6,283	(4)	7,425	(4)	4.16	2/1/2023	5,140	(14)	19,018
	62,500	(6)	37,500	(6)	4.14	6/26/2022	18,000	(11)	66,600
	7,500	(4)	28,500	(4)	2.27	2/1/2024	14,000	(12)	51,800
	2,969	(4)	25,531	(4)	3.07	6/10/2024
Paul V. Maier, Former Chief Financial Officer	26,217	(5)(16)	30,983	(5)(25)	4.16	2/1/2023	21,450	(14)	79,365
	94,917	(5)(16)	39,083	(5)(25)	4.92	2/7/2022	46,000	(11)	170,200
	59,896	(5)(16)	2,604	(5)(25)	6.70	2/14/2021	—		—
	19,375	(5)(16)	73,625	(5)(25)	2.27	2/1/2024	—		—

48

	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Dirk van den Boom, Ph.D., Executive Vice President, Chief Scientific and Strategy Officer	—		16,842	(1)	4.72	12/10/2022	18,750	(2)	69,375
	37,500	(3)	20,658	(3)	4.72	12/10/2022	50,000	(11)	185,000
	—		20,946	(4)	4.92	2/7/2022	16,500	(12)	61,050
	70,833	(5)	8,221	(5)	4.92	2/7/2022
	3,380	(4)	2,604	(4)	6.70	2/14/2021
	56,016	(5)	—		6.70	2/14/2021
	26,634	(4)	—		5.92	8/3/2020
	48,366	(5)	—		5.92	8/3/2020
	3,130	(19)	—		3.38	10/20/2019
	26,870	(20)	—		3.38	10/20/2019
	1,604	(4)	—		25.15	1/16/2019
	9,396	(5)	—		25.15	1/16/2019
	12,082	(4)	—		14.07	12/1/2018
	7,918	(5)	—		14.07	12/1/2018
	13,000	(4)	—		8.66	2/12/2018
	6,150	(4)	—		4.93	7/10/2017
	16,500	(4)	—		4.93	7/10/2017
	5,380	(4)	—		2.34	4/10/2016
	375	(4)	—		3.09	4/1/2015
	—		29,167	(4)	2.27	2/1/2024
	20,833	(5)	50,000	(5)	2.27	2/1/2024
	—		29,492	(7)	3.07	6/10/2024
	—		8,125	(8)	3.07	6/10/2024
	—		70,508	(9)	3.07	6/10/2024
	—		24,375	(10)	3.07	6/10/2024
Robin Weiner, Senior Vice President, Corporate Governance and Regulatory Affairs	49,267	(22)	—		7.22	10/1/2020	19,500	(14)	72,150
	733	(23)	—		7.22	10/1/2020	22,000	(11)	81,400
	6,609	(4)	1,250	(4)	6.70	2/14/2021
	22,141	(5)	—		6.70	2/14/2021
	—		21,956	(4)	4.92	2/7/2022
	56,666	(5)	1,378	(5)	4.92	2/7/2022
	—		15,168	(4)	4.16	2/1/2023
	23,833	(5)	12,999	(5)	4.16	2/1/2023
	—		23,292	(4)	2.27	2/1/2024
	8,958	(5)	10,750	(5)	2.27	2/1/2024
Jeffrey D. Linton, Senior Vice President, General Counsel and Secretary	—		119,555	(6)	3.30	11/3/2024	100,000	(21)	370,000
	—		5,445	(6)	3.30	11/3/2024
(1)	Incentive options granted December 10, 2012 vesting over 4 years monthly.
(2)	Restricted common stock unit grants on December 10, 2012, with 1/4 vesting yearly over four years.
(3)	Non-qualified options granted December 10, 2012 vesting over 4 years monthly.
(4)	Incentive stock options vesting monthly over 4 years from the grant date.
(5)	Non-qualified options vesting monthly over 4 years from the grant date.
(6)	New hire grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(7)	Market-based incentive stock options granted June 10, 2014, which vest on the 4th anniversary and are exercisable upon the Company’s stock price closing at or above $5.00 for at least 30 consecutive trading days after vesting.
(8)	Market-based incentive stock options granted June 10, 2014, which vest monthly over 4-years and are exercisable upon the Company’s stock price closing at or above $3.84 for at least 30 consecutive trading days.
(9)	Market-based non-qualified stock options granted June 10, 2014, which vest on the 4th anniversary and are exercisable upon the Company’s stock price closing at or above $5.00 for at least 30 consecutive trading days after vesting.

49

(10)	Market-based non-qualified stock options granted June 10, 2014, which vest monthly over 4-years and are exercisable upon the Company’s stock price closing at or above $3.84 for at least 30 consecutive trading days.
(11)	Restricted common stock unit grant on February 1, 2014, with ¼ vesting yearly over 4 years on February 10, 2015, 2016, 2017, and 2018.
(12)	Restricted common stock unit grant on June 10, 2014, with ¼ vesting yearly over 4 years on June 10, 2015, 2016, 2017, and 2018.
(13)	Non-qualified option grant for services as a member of our Board of Directors.
(14)	Restricted common stock unit grants on February 1, 2013, with 1/4 vesting yearly over 4 years on February 10, 2014, 2015, 2016, and 2017.
(15)	The option is subject to a performance measure as a precondition to exercisability that provides that the option is exercisable only if the closing sales price of common stock quoted any established stock exchange or market is a minimum of a 25% premium (representing $5.20 per share) to the exercise price, for a period of at least 30 consecutive trading days.
(16)	Effective June 10, 2014, the Company’s Board of Directors approved the modification of all stock options granted to Dr. Hixson prior to his retirement as an employee and executive officer and return to service as a non-employee director to extend the exercise period for three years following Dr. Hixson’s cessation of service as a member of the Board of Directors. This modification was consistent with the exercise period of stock option grants awarded to the Company’s non-employee directors under the Company’s non-employee director compensation program. Mr. Hixson’s option life was extended to three years effective upon his retirement date.
(17)	In December 2012, the Board of Directors approved the retroactive amendment of Dr. Hixson’s February 7, 2012 stock option grant to add a performance measure as a precondition to exercisability which is applicable to 50% of the shares subject to the options. The performance measure provides that the option is exercisable only if the closing sales price of common stock quoted on any established stock exchange or market is a minimum of a 25% premium (representing $6.15 per share) to the exercise price, for a period of at least 30 consecutive trading days.
(18)	Non-qualified options granted on October 21, 2009 that vested in 12 equal monthly installments commencing September 28, 2009.
(19)	Incentive options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.
(20)	Non-qualified options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.
(21)	Restricted common stock unit grant on November 3, 2014, with ¼ vesting yearly over 4 years on November 3, 2015, 2016, 2017, and 2018.
(22)	Incentive options granted October 1, 2010 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(23)	Non-qualified options granted October 1, 2010 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(24)	Restricted common stock unit grant on February 1, 2014, with total vesting 12 months after the grant date.
(25)	Effective June 10, 2014, the Company’s Board of Directors approved the modification of all outstanding stock options granted to Mr. Maier prior to his retirement as an employee and executive officer and transition to a consulting role for the Company to extend the exercise period for one year following Mr. Maier’s cessation of service as a consultant. Mr. Maier’s option life was extended to one year upon his services terminating.
(26)	Non-qualified option grant on October 4, 2010, which was fully-vested upon grant.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding the exercise of options to purchase shares of the Company’s common stock and the vesting of stock awards for the NEOs for the fiscal year ended December 31, 2014.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
William J. Welch President and Chief Executive Officer	—		—	10,938	(1)	40,798
Harry F. Hixson Former Chief Executive Officer	—		—	20,438	(2)	47,824
Carolyn D. Beaver Senior Vice President and Chief Financial Officer	—		—	1,714	(2)	4,010
Paul V. Maier Former Chief Financial Officer	—		—	7,150	(2)	16,731
Dirk van den Boom Executive Vice President, Chief Scientific and Strategy Officer	—		—	9,375	(1)	34,968
Robin Weiner Senior Vice President, Corporate Governance and Regulatory Affairs	—		—	6,500	(2)	15,210
Jeffrey D. Linton Senior Vice President, General Counsel and Secretary	—		—	—		—
Allan T. Bombard Former Chief Medical Officer	6,667	(3)	25,348	7,475	(2)	17,491

(1)	Represents the vesting on December 10, 2014 of time-based restricted stock unit awards granted on December 10, 2012.
(2)	Represents the vesting on February 10, 2014 of time-based restricted stock unit awards granted on February 1, 2013.
(3)	Represents the exercise on September 2, 2014 of time-based stock option granted on February 1, 2014.

OPTION REPRICINGS

We did not engage in any option re-pricings of our outstanding equity awards during the fiscal year ended December 31, 2014.

50

PENSION BENEFITS

We do not have or sponsor any defined benefit or other actuarial plans.

NON-QUALIFIED DEFERRED COMPENSATION

We have a Deferred Compensation Plan that is intended to comply with the requirements of Section 409A of the Code and the Deferred Compensation Plan was amended in 2008 in order to comply with legislative changes to the Code.

The Deferred Compensation Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for our directors and a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Compensation Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash director fees, base salary, cash bonus awards, stock unit awards, discretionary cash awards and any other payments designated by the Deferred Compensation Plan committee as eligible for deferral under the Deferred Compensation Plan from time to time.

Under the Deferred Compensation Plan, we provide participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited to a bookkeeping account established in the name of the participant. The participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. Elective deferrals of stock unit awards are credited to a bookkeeping account established in the name of the participant with respect to an equivalent number of shares of our common stock, and such credited shares are subject to the same vesting conditions as are applicable to the stock unit award. We may also make discretionary contributions to participants’ accounts in the future although we do not currently do so. Any discretionary contributions made by us in the future would be subject to such vesting arrangements as we may determine.

Amounts contributed to a participant’s account through elective deferrals of cash compensation or through our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed pursuant to the Deferred Compensation Plan.

At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, participants may select from a range of phantom investment alternatives that mirror the gains or losses of several different investment funds, including our common stock. Deferrals of stock unit awards under the Deferred Compensation Plan are automatically allocated to our common stock fund and may not be allocated to any other fund.

Under the Deferred Compensation Plan, we will be obligated to deliver on a future date deferred compensation credited to the participant’s account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the participant under the Deferred Compensation Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of the Company and rank in parity with other unsecured and unsubordinated indebtedness of the Company, subject to the claims of our general creditors. The Obligations are not transferable except upon death of the participant.

Payments will be distributed in the form of a lump sum payment or in up to ten annual installments upon either termination of service or a selected specified distribution date or dates, depending upon the election made by the participant at the time of deferral. If a participant’s service with us terminates prior to the selected specified distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon termination of service will generally commence at termination of service. Payment triggered upon termination of service may also commence in a specified year up to five years following the date of termination of service in accordance with the participant’s deferral election if the participant has completed at least five years of service with us at the time of termination. If a participant’s service terminates with us due to disability or the participant is receiving installment payments and becomes disabled prior to payment of all the installments, the Obligation will become immediately payable. If the participant’s service terminates with us due to participant’s death or the participant is receiving installment payments and dies prior to payment of all the installments, the Obligation will either continue to be paid in accordance with the payment schedule that applied prior to the participant’s death or will become immediately payable if so specified in accordance with the participant’s deferral election. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

A committee appointed by our Board of Directors administers the Deferred Compensation Plan. We can amend or terminate the Deferred Compensation Plan at any time, but no such action shall unilaterally reduce a participant’s account balance without his or her consent prior to the date of such action. We may adopt any amendments to the Deferred Compensation Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Deferred Compensation Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance.

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BOARD OF DIRECTOR COMPENSATION

We currently provide compensation to our non-employee directors for their service on our Board of Directors and on the committees of our Board of Directors through cash retainers and equity awards in the form of restricted stock or options to purchase shares of the Company’s common stock. Our non-employee directors may elect, in December of each calendar year, to have a portion or all of their retainers for the following calendar year paid in cash, restricted stock awards, or stock options. The number of shares of common stock subject to a restricted stock award is equal to the amount of cash that would have been received but for the election, divided by the average daily closing market price of the common stock for the month of November. The number of shares of common stock subject to a stock option award is equal to the dollar equivalent value of a stock option as calculated using a Black-Scholes option-pricing model, divided into the amount of cash that would have been received but for the election. The exercise price of the stock option is equal to the fair market value of our common stock on the date of grant. The restricted stock awards, and stock options are granted on the first trading day of January and vest quarterly over the calendar year subject to continued service as a non-employee director on the applicable vesting dates.

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2014 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Total ($)

Kenneth Buechler(3)	—		49,366	57,998	107,364
John A. Fazio	60,000		49,366	—	109,366
Myla Lai-Goldman(3)	5,250		49,366	45,999	100,615
Harry F. Hixon, Jr.	30,000	(2)	197,410	91,935	319,345
Richard A. Lerner(3)	—		49,366	49,999	99,365
Ronald M. Lindsay	44,000		59,368	—	103,368
David Pendarvis(3)	—		49,366	60,000	109,366
Charles P. Slacik(4)	10,500		74,232	—	84,732
(1)	Represents the full grant date fair value of option and restricted stock awards for awards granted during 2014 calculated in accordance with FASB ASC Topic 718.
(2)	Represents compensation paid to Dr. Hixon for his service on the Board of Directors after his retirement as an officer and employee.
(3)	Dr. Buechler, Dr. Lerner and Mr. Pendarvis elected to receive 100% of their Board of Directors retainers for 2014 in the form of restricted shares of common stock. Dr. Lai-Goldman elected to receive $5,250 of her Board of Directors retainer for 2014 paid in cash, with the remaining portion paid in restricted stock awards. The restricted stock awards vested in four quarterly installments on the last day of each quarter of the fiscal year.
(4)	Mr. Slacik elected to receive $10,500 of his Board of Directors retainer for 2014 paid in cash, with the remaining portion paid in stock options. The stock options vested in four quarterly installments on the last day of each quarter of the fiscal year.

The aggregate number of shares of the Company’s common stock subject to outstanding options held by each non-employee director as of December 31, 2014 was as follows: Dr. Buechler 181,168 shares; Mr. Fazio 205,959 shares; Dr. Lai-Goldman 80,000 shares; Dr. Lerner 236,274 shares; Dr. Lindsay 725,516 shares; Mr. Pendarvis 140,000 shares; and Mr. Slacik 146,569 shares.

STOCK OWNERSHIP GUIDELINES

As described above under “Compensation Policies – Stock Ownership Guidelines,” in December 2012, our Board of Directors adopted the Ownership Guidelines, which applies to our Chief Executive Officer and each of our non-employee directors. The Ownership Guidelines provides that our non-employee directors must directly own shares of the Company’s common stock having a value equal to at least three times the amount of their annual cash retainer, which value is to be determined by multiplying the number of shares owned by the closing market price of the shares on the date that is five years from the later of the effective date of the Ownership Guidelines or the date that he or she becomes a director, measured as of the last day of the applicable fiscal year. Each non-employee director has a period of five years to comply with this requirement; measured from the later of the date of adoption of the Ownership Guidelines or the date such individual becomes a non-employee director. The Ownership Guidelines also provides that, until such time as a non-employee director satisfies this requirement, he or she (i) must hold all shares of common stock received in lieu of cash compensation and 50% of the net shares of common stock received from equity awards and (ii) will receive at least 25% of his or her annual retainer in shares of the Company’s common stock.

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RETAINER PAYMENTS FOR BOARD OF DIRECTORS AND COMMITTEE SERVICE

The Compensation Committee oversaw the compensation of our non-employee directors for 2014. For 2014 annual retainers were paid as follows:

Type of payment	Amount

Annual retainer for all Directors	$40,000
Additional annual retainer for the Chairman of the Board	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$20,000
Additional annual retainer for Audit Committee Members (non-Chair)	$6,000
Additional annual retainer for the Chairman of the Compensation Committee	$14,000
Additional annual retainer for Compensation Committee Members (non-Chair)	$4,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$9,000
Additional annual retainer for Nominating and Corporate Governance Committee Members (non-Chair)	$2,000
Additional annual retainer for the Chairman of the Science Committee	$14,000
Additional annual retainer for Science Committee Members (non-Chair)	$4,000

Retainer payments are paid in cash, restricted stock awards or stock options, at the election of each individual director. Our non-employee directors are also eligible to be reimbursed for their expenses incurred in connection with attendance of our Board of Directors and committee meetings.

EQUITY AWARDS

In June 2014, in connection with their re-election to our Board of Directors, our existing non-employee directors each received an option to purchase 20,000 shares of the Company’s common stock. These options vest upon the earlier of the first anniversary of the grant date or the date of the next annual meeting of Stockholders, they have a ten year term, and they are exercisable for a period of three years following cessation of service as a member of our Board of Directors (subject to the option term).

The following table sets forth the number of shares of the Company’s common stock subject to the option awards and restricted stock awards granted to our non-employee directors in 2014:

Name	Stock Options		Restricted Stock

Kenneth F. Buechler	20,000		24,892
John A. Fazio	20,000		—
Myla Lai-Goldman	20,000		19,742
Harry F. Hixon, Jr.	20,000		—
Richard A. Lerner	20,000		21,459
Ronald M. Lindsay	30,000	(1)	—
David Pendarvis	20,000		25,751
Charles P. Slacik	44,864		—
(1)	Includes a pro-rata grant of 10,000 stock options granted to Dr. Lindsay on January 2, 2014 upon his retirement as an employee of the Company.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	* Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,729,213	$4.94	(1)	9,760,483	(2)
Equity compensation plans not approved by security holders(3)	311,100	$6.30		238,900

Total	13,040,313	$4.97	(1)	9,999,383

(1)	The weighted-average exercise price does not take into account 1,674,388 shares that may be issued under the outstanding restricted stock units.
(2)	Of the 9,760,483 shares available for issuance, 1,388,809 shares were reserved for issuance under our 1999 Employee Stock Purchase Plan (“ESPP”).
(3)	Represents shares issuable under our New-Hire Incentive Plan, which was approved by our Board of Directors in February 2010. In February 2011, our Board of Directors increased the share reserve under the New-Hire Incentive Plan by an additional 400,000 shares of common stock.

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RELATED TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Audit Committee Charter, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification. Our Audit Committee will generally review the material facts with respect to any such transaction, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee may take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director would recuse himself from the deliberations and approval. Generally, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee would look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

We have entered into employment agreements with certain of our officers. Please see “Employment Contracts” and “Post-Employment Payments” sections under “Executive Compensation” above.

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, bank or other agent, and direct a written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Investor Relations Department, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Kenneth F. Buechler
Chairman of the Board of Directors

, 2015

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SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON           , 2015

The undersigned hereby appoints William J. Welch, Carolyn D. Beaver and Jeffrey D. Linton, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on           , 2015 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -detach here- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

Proposal 1:	To elect nine directors to hold office until the 2015 annual meeting of stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).

Nominees: Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik, Dirk van den Boom, and William J. Welch

☐	WITHHOLD AUTHORITY to vote for each nominee listed below.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

Proposal 2:	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 185,000,000 to 275,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

Proposal 3:	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

Proposal 4:	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

Signature(s)

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Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

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EXHIBIT A AUDIT COMMITTEE CHARTER:

SEQUENOM, INC. CHARTER OF THE AUDIT COMMITTEE

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of Sequenom, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal control over financial reporting and financial disclosure controls and procedures, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee, the Auditors and the Company’s financial management.

COMPOSITION

The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements (Rule 5605(c)(2)(A)) as in effect from time to time. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Chairman of the Committee shall be designated by the Board.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, however such meetings shall occur at least once per quarter. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

AUTHORITY

The Committee shall have authority to appoint, determine compensation for, and at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The approval of this charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality control procedures and any material issues raised by that firm’s most recent internal quality control review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new Auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders (if the Committee or the Board elects to submit such retention for ratification by the stockholders).

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2. To determine and approve engagements of the Auditors (prior to commencement of such engagements) to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Prior to engagement of any prospective Auditors, and at least annually thereafter, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company or persons in financial oversight roles at the Company that may reasonably be thought to bear on independence and a letter from the Auditors affirming their independence, to consider and discuss with the Auditors any potential effects of any such relationships on the independence of the Auditors as well as any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and to otherwise take appropriate action to oversee the independence of the Auditors in accordance with the rules of the Public Company Accounting Oversight Board (United States).

6. To pre-approve employment by the Company of individuals employed or formerly employed by the Company’s Auditors and engaged on the Company’s account.

7. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8. To review with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the Auditor’s views about qualitative aspects of the Company’s significant accounting practices, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States).

9. To review with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States).

10. To review with management and the Auditors, as appropriate, the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the Securities and Exchange Commission and approve the filing of each such report.

11. To review with management and the Auditors, as appropriate, earnings press releases, as well as earnings guidance, if any, to the extent provided to analysts and ratings agencies.

12. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments that may have a material impact on the Company’s financial statements.

13. To review with management and the Auditors, as appropriate, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

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14. To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

15. To review with the Auditors and, if appropriate, management, any “management” letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. To review with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. To review with management and the Auditors any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts or disagreements regarding financial reporting.

18. To confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting, including any special audit steps taken in the event of material weaknesses, and to advise the Auditors and the Board of any known or suspected fraud in connection with financial reporting or accounting practices. To confer with management and the Auditors regarding any fraud, whether or not material, that includes management or other employees who have any significant role in the Company’s internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls. To confer with management to ensure that adequate and effective processes are in place to maintain financial disclosure controls and procedures that ensure that information required to be disclosed by the Company are recorded, processed, summarized and reported accurately and within the applicable time periods and that such information is accumulated and communicated to management, as appropriate, to allow for timely decisions regarding required disclosure.

19. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

20. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, and any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21. To establish and monitor enforcement of procedures for the receipt, retention and treatment of complaints made under the Company’s Open Door Policy or otherwise received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. To determine and approve engagements of any registered public accounting firm (in addition to the Auditors) to perform any other audit, review or attest service, including the compensation to be paid to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting, and to regularly evaluate the performance of any such firm and to determine whether to continue or terminate any such engagement.

23. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, including the Company’s financial disclosure controls and procedures, as well as to its Open Door Policy and Code of Business Conduct and Ethics, including review and approval of every transaction with a related person that must be disclosed by the Company pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

24. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

25. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

26. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

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27. To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Company’s Auditors, or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

28. To review, discuss and assess the Committee’s own performance at least annually.

29. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit the Company’s annual financial statements and to review the Company’s quarterly financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

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EXHIBIT B

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SEQUENOM, INC.

Sequenom, Inc., a Delaware corporation (the “Company”), does hereby certify that:

First: The name of the Company is Sequenom, Inc.

Second: The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is February 14, 1994.

Third: Article IV, Section A of the Company’s Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

A. Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is Two Hundred Seventy-Five Million (275,000,000), and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series.

Fourth: This Certificate of Amendment has been duly approved by the Company’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of this Company in accordance with the provisions of Section 242 of the DGCL.

In Witness Whereof, Sequenom, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of           , 2015.

Sequenom, Inc.

By:

Name:

Title:

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